Exhibit 2.01

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

URS CORPORATION,

ELK MERGER CORPORATION,
a wholly owned subsidiary of URS Corporation,

BEAR MERGER SUB, INC.,
a wholly owned subsidiary of URS Corporation,

and

WASHINGTON GROUP INTERNATIONAL, INC.

May 27, 2007

i

3.20.	Customer/Supplier Relationships	25
3.21.	Transactions with Affiliates	26
3.22.	Foreign Corrupt Practices and International Trade Sanctions	26
3.23.	Brokerage and Finders’ Fees; Expenses	26
3.24.	Reorganization	26
3.25.	Available Funds	26
3.26.	Lack of Ownership of Company Common Stock	26
3.27.	Financing	27
3.28.	Backlog	27
3.29.	No Additional Representations	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		28

4.1.	Organization and Standing	28
4.2.	Subsidiaries	28
4.3.	Corporate Power and Authority	29
4.4.	Capitalization of the Company	29
4.5.	Conflicts; Consents and Approvals	30
4.6.	Company SEC Documents	30
4.7.	Compliance with Law	31
4.8.	Undisclosed Liabilities	32
4.9.	Disclosure Documents	32
4.10.	Litigation	33
4.11.	Taxes	33
4.12.	Absence of Certain Changes or Events	34
4.13.	Intellectual Property	35
4.14.	Employee Benefit Plans	35
4.15.	Contracts; Indebtedness	39
4.16.	Labor Matters	40
4.17.	Real Property	40
4.18.	Environmental Matters	41
4.19.	Insurance	41
4.20.	Opinion of Financial Advisor	41
4.21.	Board Recommendation; Required Vote	41
4.22.	Section 203 of the DGCL	42
4.23.	Customer/Supplier Relationships	42
4.24.	Backlog	42
4.25.	Government Contracts.	42
4.26.	Transactions with Affiliates	44
4.27.	Foreign Corrupt Practices and International Trade Sanctions	44
4.28.	Brokerage and Finders’ Fees; Expenses	44
4.29.	Reorganization	44
4.30.	No Additional Representations	44

ARTICLE V COVENANTS OF THE PARTIES		45

5.1.	Mutual Covenants	45
5.2.	Covenants of Parent	51
5.3.	Covenants of the Company	62

ARTICLE VI CONDITIONS TO THE FIRST MERGER		69

6.1.	Conditions to the Obligations of Each Party	69
6.2.	Conditions to Obligations of Parent and Merger Sub	70
6.3.	Conditions to Obligation of the Company	71
6.4.	Frustration of Closing Conditions	71

ARTICLE VII TERMINATION; FEES AND EXPENSES		72

7.1.	Termination by Mutual Consent	72
7.2.	Termination by Either Parent or the Company	72
7.3.	Termination by the Company	72
7.4.	Termination by Parent	73
7.5.	Effect of Termination and Abandonment	74
7.6.	Fees and Expenses	74

ARTICLE VIII MISCELLANEOUS		75

8.1.	Non-Survival of Representations and Warranties	75
8.2.	Notices	75
8.3.	Interpretation	76
8.4.	Counterparts	78
8.5.	Entire Agreement	78
8.6.	Third-Party Beneficiaries	78
8.7.	Governing Law	78
8.8.	Consent to Jurisdiction; Specific Performance; Venue	78
8.9.	WAIVER OF JURY TRIAL	79
8.10.	Assignment	79
8.11.	Amendment	79
8.12.	Extension; Waiver	79
8.13.	Severability	80

Exhibit A: Certificate of Incorporation of First Surviving Corporation
Exhibit B: Form of Rule 145 Affiliate Letter

INDEX OF DEFINED TERMS

Term	Page

Action	17
affiliates	78
Agreement	1
Applicable Laws	15
Board	1
Book-Entry Shares	5
business day	79
Cancelled Shares	5
Certificate	4
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Commission	14
Common Stock Trust	8
Company	1
Company Acquisition Proposal	69
Company Benefit Plans	36
Company Board Recommendation	42
Company Change of Recommendation	67
Company Common Stock	4
Company Disclosure Schedule	28
Company Employees	59
Company Financial Advisor	45
Company Foreign Plan	36
Company Incentive Plan	9
Company Intellectual Property Right	35
Company Material Contract	39
Company Option	9
Company Permits	32
Company Preferred Stock	29
Company Retiree Welfare Programs	59
Company SEC Documents	31
Company Stockholder Approval	42
Company Stockholder Meeting	16
Company Superior Proposal	69
Company Superior Proposal Notice	68
Company Transfers	64
Company’s Bylaws	28
Company’s Certificate	28
Company’s Stockholders	16
Confidentiality Agreement	50
control	79

Controlled Group Liability	20
Covered Company Proposal	75
Covered Parent Proposal	75
Defaulting Party	76
Deferred Share Consideration	10
Delaware Secretary of State	2
DGCL	1
Dissenting Share	11
DOJ	47
Effective Time	2
Environmental Laws	25
Environmental Permits	25
ERISA	20
ERISA Affiliate	20
Excess Shares	8
Exchange Act	14
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	4
Extended End Date	73
Financing	27
Financing Commitments	27
First Merger	1
First Surviving Corporation	2
Foreign Antitrust Laws	14
Form S-4	16
FTC	47
GAAP	15
Government Contracts	43
Governmental Authority	14
Hazardous Materials	25
herein	78
hereof	78
hereunder	78
HSR Act	14
Incentive Plan	60
include	78
includes	78
including	78
Indemnified Party	55
Intellectual Property Right	19
Joint Defense Agreement	47
Joint Proxy Statement/Prospectus	16
knowledge	79
Material Adverse Effect	78
Merger Consideration	4

v

Merger Consideration Value	9
Merger Sub	1
Multiemployer Company Benefit Plan	37
Multiemployer Parent Benefit Plan	21
Multiple Employer Company Benefit Plan	37
Multiple Employer Parent Benefit Plan	21
New Plans	59
NYSE	8
Option Consideration	9
Parent	1
Parent Acquisition Proposal	58
Parent Benefit Plans	20
Parent Board Recommendation	25
Parent Change of Recommendation	61
Parent Common Stock	4
Parent Disclosure Schedule	11
Parent Foreign Plan	21
Parent Intellectual Property Right	19
Parent Material Contract	23
Parent Permits	15
Parent Preferred Stock	12
Parent SEC Document	14
Parent Stockholder Approval	25
Parent Stockholder Meeting	16
Parent Superior Proposal	58
Parent Superior Proposal Notice	57
Parent’s Bylaws	12
Parent’s Certificate	12
Parent’s Stockholders	16
PBGC	22
Per Share Cash Amount	4
Performance Unit	10
Permitted Liens	41
Person	6
Qualified Company Benefit Plan	37
Representatives	56
Required Approvals	46
Restricted Shares	9
Sarbanes-Oxley Act	15
Second Certificate of Merger	3
Second Effective Time	3
Second Merger	1
Second Merger Sub	1
Securities Act	14
Stock Issuance	7
subsidiary	78

Surviving Corporation	3
Tax	17
Tax Returns	17
Taxes	17
Termination Date	73
Termination Fee	75
Transaction	1
Transfers	53
without limitation	78

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 27th day of May, 2007, by and among URS Corporation, a Delaware corporation (“Parent”), Elk Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bear Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Second Merger Sub”), and Washington Group International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent and the Company desire that Parent combine its businesses with the businesses operated by the Company through (i) the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “First Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) immediately following the First Merger, the merger of the Company with and into Second Merger Sub, with Second Merger Sub as the surviving corporation (the “Second Merger”), as more fully provided in this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors (the “Board”) of each of Parent, Merger Sub, Second Merger Sub and the Company has determined that the First Merger and the Second Merger, taken together, upon the terms and subject to the conditions set forth in this Agreement, are advisable, fair to and in the best interests of their respective stockholders;

WHEREAS, for Federal income tax purposes, it is intended that the First Merger and the Second Merger shall be treated as a single integrated transaction (collectively, the “Transaction”) and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and is, adopted as a plan of reorganization; and

WHEREAS, Parent, Merger Sub, Second Merger Sub and the Company desire to make those representations, warranties, covenants and agreements specified in this Agreement in connection with this Agreement and the Transaction.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, Parent, Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

THE TRANSACTION

1.1.          The First Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  As a result of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, subject to

Section 1.7, shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware.  The Company, in its capacity as the corporation surviving the First Merger, is sometimes referred to in this Agreement as the “First Surviving Corporation”.

1.2.          Closing; Effective Time.  A closing (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, or such other place as the parties hereto may agree, as soon as practicable but no later than the second business day following the date upon which all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as Parent and the Company may agree (such date being referred to as, the “Closing Date”).  As promptly as possible on the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL.  The First Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

1.3.          Effects of the First Merger.  From and after the Effective Time, the First Merger shall have the effects set forth in Section 259 of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the First Surviving Corporation.

1.4.          Certificate of Incorporation and Bylaws.  At the Effective Time, (a) the Certificate of Incorporation of the Company shall be amended and restated as set forth in Exhibit A hereto and, as so amended and restated, shall be the Certificate of Incorporation of the First Surviving Corporation and (b) the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the First Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and this Agreement and as provided in such Certificate of Incorporation or Bylaws and until the Second Merger becomes effective; provided, however, that at the Effective Time, the provisions contained in such Bylaws specifying the corporate name shall be amended to read as follows:  “The name of the Corporation is Washington Group International, Inc.”.

1.5.          Directors and Officers of the First Surviving Corporation.  From and after the Effective Time, the officers of the Company shall be the officers of the First Surviving Corporation and the directors of Merger Sub shall be the directors of the First Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until the Second Merger becomes effective.  On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of the Company, such resignations to be effective as of the Effective Time.

1.6.          Additional Actions.  If, at any time after the Effective Time, the First Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the First Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the First Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the First Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the First Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

1.7.          The Second Merger.  Immediately following the First Merger, Parent shall cause the First Surviving Corporation to merge into the Second Merger Sub, the separate corporate existence of the First Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving corporation.  Second Merger Sub, in its capacity as the corporation surviving the Second Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”. There shall be no conditions to the completion of the Second Merger other than the completion of the First Merger.  Parent shall cause the Second Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger (the “Second Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL.  The Second Merger shall become effective when the Second Certificate of Merger has been filed with the Delaware Secretary of State which shall be filed immediately after the Effective Time (the “Second Effective Time”).  From and after the Second Effective Time, the Second Merger shall have the effects set forth in Section 259 of the DGCL.  Without limiting the generality of the foregoing, at the Second Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the First Surviving Corporation and Second Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the First Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At the Second Effective Time, (a) the Certificate of Incorporation of Second Merger Sub in effect immediately prior to the Second Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (b) the Bylaws of Second Merger Sub in effect immediately prior to the Second Effective Time shall be the Bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and this Agreement and as provided in such Certificate of Incorporation or Bylaws and in each case the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall include the provisions required by Section 5.2(b). From and after the Second Effective Time, the officers and the directors of the First Surviving Corporation shall be the officers and the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  If, at any time after the Second Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (x) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the First Surviving Corporation or the

Company or (y) otherwise carry out the provisions of this Agreement, the First Surviving Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the First Surviving Corporation or otherwise to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES

2.1.          Effect on Capital Stock.  At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:

(a)           Subject to this Article II, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive (i) 0.772 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and (ii) an amount equal to $43.80 in cash without interest (the “Per Share Cash Amount” and, together with the consideration referred to in subclause (i) of this Section 2.1(a), the “Merger Consideration”).

(b)           From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(f), and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.3.

(c)           If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any number or amount contained in this Agreement which is based on the price of Parent Common Stock or Company Common Stock or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(d)           At the Effective Time, all shares of Company Common Stock that are owned directly by Parent or Merger Sub immediately prior to the Effective Time or held in treasury of the Company (in each case, other than any such Company Common Stock held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the First Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(e)           At the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Corporation.

2.2.          Surrender and Payment.

(a)           Prior to the Effective Time, Parent shall appoint a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) and shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock and the Performance Units, certificates representing the shares of Parent Common Stock and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Sections 2.1, 2.3 and 2.6(d), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.2(f).  Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 2.3) shall be referred to in this Agreement as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund.  Except as contemplated by Section 2.3, the Exchange Fund shall not be used for any other purpose.  As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock, whose Company Common Stock was converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.  Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b)           Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange

Agent of a Certificate  (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.1  (after taking into account all shares of Company Common Stock then held by such holder) and (ii) a check in the amount equal to the cash portion of the Merger Consideration  that such holder has the right to receive pursuant to Section 2.1 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.3 and dividends and other distributions pursuant to Section 2.2(f) (less any required Tax withholding).  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.  Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)           If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors and assigns of such Person.

(d)           After the Effective Time, there shall be no further registration of Transfers of shares of Company Common Stock.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Applicable Law.  If, after the Effective Time, Certificates are presented to the Exchange Agent, the First Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)           Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock eighteen (18) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, neither Parent, Merger Sub, the Company nor the First Surviving Corporation shall be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.  Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)            No dividends or other distributions with respect to shares of Parent Common Stock issued in the First Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.2.  Following such surrender, subject to the effect of escheat, Tax or other Applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Merger (the “Stock Issuance”) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g)           Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.2 to pay for shares for which appraisal rights shall have been perfected shall be returned to Parent, upon demand.

(h)           All Merger Consideration issued and paid upon conversion of the Company Common Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock.

2.3.          Fractional Shares.

(a)           No fractional shares of Parent Common Stock shall be issued in the First Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale)  in one or more transactions of shares of Parent Common Stock equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates pursuant to Section 2.2(b) (such excess being, the “Excess Shares”).  The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates representing shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in the following paragraph.

(b)           The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE at then-prevailing market prices and shall be executed in round lots to the extent practicable.  Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the “Common Stock Trust”).  The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.

(c)           As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 2.2.

2.4.          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

2.5.          Withholding Rights.  Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax law.  To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation, or the Exchange Agent, as the case may be, and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common

Stock in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be.

2.6.          Treatment of Stock Options and Other Incentive Based Awards.

(a)           Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) granted under the employee and director equity and performance incentive plans of the Company (“Company Incentive Plans”) or under any individual consultant, employee or director agreement or otherwise issued by the Company, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully exercisable and vested.  Immediately following the Effective Time, each such Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment of the Merger Consideration (comprised of Parent Common Stock and cash) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Consideration”).  “Merger Consideration Value” shall mean the sum of (x) the Per Share Cash Amount and (y) the product of the Exchange Ratio and $46.89.  Immediately after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration as described below.  As soon as reasonably practicable after the Effective Time, but in any event within three (3) business days following the Effective Time, Parent shall or shall cause the Surviving Corporation to deliver in exchange for each Company Option which is canceled pursuant to this Section 2.6(a) (A) an amount in cash equal to the product of (1) the Option Consideration and (2) a fraction the numerator of which is the Per Share Cash Amount and the denominator of which is the Merger Consideration Value, plus (B) a number of shares of Parent Common Stock equal to (1) the Option Consideration less the cash payable pursuant to the preceding clause (A), divided by (2) $46.89.  The cash and shares payable pursuant to the preceding sentence shall be subject to any applicable withholding or other Taxes required by Applicable Law to be withheld, provided that Parent shall at its expense assist each former holder of a cancelled Company Option who received such Company Option in his or her capacity as a Company Employee in selling shares of Parent Common Stock delivered in payment of the cancelled Stock Option in order to satisfy such Taxes with respect to the Option Consideration (whether such assistance applies with respect to this Section 2.6(a) or with respect to Section 2.6(b), the “Assisted Sales Process”) and Parent agrees that any applicable withholding or other Taxes required by Applicable Law to be withheld in respect of the Option Consideration shall first be satisfied from the sale of shares of Parent Common Stock pursuant to the Assisted Sales Process and Parent shall only withhold or cause the withholding of cash from the cash portion of an individual’s Option Consideration if and to the extent that the sale of shares of Parent Common Stock pursuant to the Assisted Sales Process does not yield cash adequate to satisfy such tax obligation with respect to such individual.  Prior to the execution of this Agreement, the Company has requested that a certain specified Company Option holder of the Company identified by Parent enter into an Option Exercise and

Transaction Support Agreement with the Company and Parent in the form that counsel to Parent previously provided to counsel to the Company.

(b)           Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall vest in full and then be subject to the provisions of Section 2.1(a).   At the request of any holder of Restricted Shares,  any applicable withholding or other Taxes required by Applicable Law to be withheld as a result of the operation of this Section 2.6(b) shall be satisfied by selling, pursuant to the Assisted Sales Process, such number of shares of Parent Common Stock as is necessary to satisfy any such obligation.

(c)           Immediately following the Effective Time, all Deferred Shares (as defined in the applicable Company Incentive Plan) shall be converted into a vested obligation to pay cash with a value equal to the product of (i) the Merger Consideration Value and (ii) the number of Deferred Shares (such amount, the “Deferred Share Consideration”), payable on a deferred basis at the time that the underlying Deferred Shares would have been settled under their terms as in effect immediately prior to the Effective Time, plus earnings thereon (as described below) (less any required Tax withholding).  From and after the Effective Time until the applicable payment date, the Deferred Share Consideration shall earn interest at a rate equal to 120% of the long-term Applicable Federal Rate as prescribed under Section 1274(d) of the Code.

(d)           The value of each performance unit granted under a Company Incentive Plan (each, a “Performance Unit”) shall become payable at the Effective Time and shall be paid in cash as soon as practicable following the Effective Time, but in any event within three (3) business days following the Closing Date, in an amount equal to the greater of (1) Par Value (as defined in the applicable Company Incentive Plan and any related agreement) and (2) the value determined based upon the Company’s actual results for the applicable performance period through the Effective Time, with the amount of such payments determined in accordance with the applicable Company Incentive Plan and any related agreement.

(e)           The Compensation Committee of the Board of the Company shall pass such resolutions as are reasonably necessary with respect to the Company Options, the Restricted Shares, the Deferred Stock and the Performance Units to implement the foregoing provisions of this Section 2.6.  Such resolutions shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned.  Prior to the Effective Time, Parent and the Company shall take all necessary action for the adjustment of Company Options, Deferred Shares, Restricted Shares and Performance Units under this Section 2.6.

(f)            It is the intention of Parent and Merger Sub that the rights of holders of Company Options, Deferred Shares and Performance Units to receive cash payments accrue in and be allocable to the portion of the day following the Effective Time, and that cash payments be deductible as reasonable compensation under Section 162 of the Code by the Surviving Corporation.

2.7.          Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have (i) not voted in favor of the First Merger nor consented thereto in writing, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights, or (iii) not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, effectively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and such shares of Company Common Stock shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article II.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), (A) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (B) offer to settle any such demands, (C) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (D) agree to do any of the foregoing.

2.8.          The Second Merger.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of the First Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECOND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent, Merger Sub and Second Merger Sub represent and warrant to the Company as follows:

3.1.          Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.  Each of Parent’s subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate or similar power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.  Each of Parent and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  Parent is not in default in the performance, observance or fulfillment of any provision of Parent’s Certificate of Incorporation (“Parent’s Certificate”), or Parent’s Bylaws (“Parent’s Bylaws”).  No subsidiary of Parent is in default in the performance, observance or fulfillment of any provision of such subsidiary’s certificate of incorporation, bylaws or similar organizational documents, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  Parent has heretofore furnished or made available to the Company complete and correct copies of Parent’s Certificate and Parent’s Bylaws.

3.2.          Corporate Power and Authority.  Each of Parent, Merger Sub and Second Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to (a) the Parent Stockholder Approval and (b) the approval of Parent in its capacity as the sole stockholder of each of Merger Sub, the First Surviving Corporation and Second Merger Sub (which, in the case of this clause (b), Parent shall obtain reasonably promptly), to consummate the transactions contemplated by this Agreement.  The execution, performance and delivery of this Agreement by Parent, Merger Sub and Second Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent, Merger Sub and Second Merger Sub, subject to (i) the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and (iii) the filing of the Second Certificate of Merger with the Delaware Secretary of State, and no other corporate proceedings on the part of Parent,  Merger Sub or Second Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub and Second Merger Sub, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Second Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

3.3.          Capitalization of Parent.  As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 3,000,000 shares of Preferred Stock, par value $0.01 per share (“Parent Preferred Stock”).  At the close of business on March 30, 2007, (a) 53,003,966 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Preferred Stock were issued and outstanding and (c) 52,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were held in treasury by Parent or by subsidiaries of Parent.  All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.  As of the close of business on March 30, 2007, other than (i) options to purchase 2,186,753 shares of Parent Common Stock issued pursuant to Parent Benefit Plans, (ii) 1,628,774 restricted shares of Parent Common Stock, and (iii) 119,778 shares of Parent Common Stock issuable in respect of restricted stock units and director deferred stock awards, (x) there are no options, warrants, rights, puts, calls, commitments or other contracts, arrangements or understandings issued by or binding upon Parent or any subsidiary of Parent requiring or providing for, and (y) there are no outstanding debt or equity securities of Parent or any subsidiary of Parent which upon the conversion, exchange or exercise thereof would require or provide for the issuance by Parent or any subsidiary of Parent of any new or additional shares of Parent Common Stock (or any other securities of Parent or any subsidiary of Parent) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for Parent Common Stock (or any other securities of Parent or any subsidiary of Parent).  Except as set forth on Section 3.3 of the Parent Disclosure Schedule, since March 30, 2007 through the date of this Agreement, neither Parent has nor any subsidiary of Parent thereof has issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock or pursuant to the exercise or vesting of incentive equity grants or conversion of the securities described in clauses (i)-(iii) of the immediately preceding sentence.  The shares of Parent Common Stock to be issued in the First Merger will, upon issuance, be validly issued, fully paid, nonassessable, not subject to any preemptive rights, and free and clear of all security interests, liens, claims, pledges or other encumbrances of any nature whatsoever (in each case to which Parent is a party).

3.4.          Capitalization of Merger Sub and Second Merger Sub.

(a)           As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time and the Second Effective Time will be, owned directly by Parent.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

(b)           As of the date of this Agreement, the authorized capital stock of Second Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Second Merger Sub is, and at the Effective Time and the Second Effective Time will be, owned directly by Parent.  Second Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Second Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

3.5.          Conflicts; Consents and Approvals.  Except as set forth on Section 3.5 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated by this Agreement will:

(a)           conflict with, or result in a breach of any provision of Parent’s Certificate or Parent’s Bylaws, Merger Sub’s Certificate of Incorporation or Merger Sub’s Bylaws or Second Merger Sub’s Certificate of Incorporation or Second Merger Sub’s Bylaws;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise,

would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

(c)           violate, or conflict with, any Applicable Law; or

(d)           require any action or consent or approval of, or review by, or registration or filing by Parent or any of its subsidiaries with, any third party or any local, domestic, foreign or multinational government, court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, entity, instrumentality, department, board,  or authority (each of the foregoing, a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”) and Applicable Laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (“Foreign Antitrust Laws”), (ii) compliance with any United States federal and state securities laws and any other applicable takeover laws, (iii) the filing with the Delaware Secretary of State of the Certificate of Merger, and (iv) the appropriate filings and approvals under the NYSE rules;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

3.6.          Parent SEC Documents.

(a)           Parent and its subsidiaries have timely filed with the Securities and Exchange Commission (the “Commission”) all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “Parent SEC Documents”) required to be filed by them since December 31, 2005 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”).  The Parent SEC Documents, including any financial statements or schedules included in the Parent SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The consolidated financial statements of Parent and its subsidiaries included in the Parent SEC Documents fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended in conformity with United States generally accepted accounting principles (“GAAP”).  None of Parent’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

(b)           Parent has established and maintains disclosure controls and procedures (as such terms are defined in paragraphs (e) and (f) in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in its reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Parent’s management has completed assessment of the effectiveness of Parent’s internal control over financial reporting in material compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2006, and such assessment concluded that such controls were effective.  There are no outstanding loans made by Parent or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.  Since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its subsidiaries.

3.7.          Compliance with Law.

(a)           Parent and its subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except for failures to hold such Parent Permits that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  The businesses of Parent and its subsidiaries are not being conducted in violation of any laws, statutes, ordinances, orders, rules, regulations, notice requirements, policies, agency guidelines, principals of laws or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority, in each case, to the extent applicable (collectively, “Applicable Laws”), except for violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Sections 3.6, 3.9 and 3.22, or in respect of environmental, Tax, employee benefits or labor law matters.

(b)           Except as set forth on Section 3.7(a) of the Parent Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.8.          Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the balance sheet of Parent as of March 30, 2007 included in the Parent SEC Documents, (b) as incurred after December 29, 2006 in the ordinary course of business consistent with past practice and not prohibited by this Agreement, (c)  as expressly permitted or contemplated by this Agreement, (d) as set forth on Section 3.8 of the Parent Disclosure Schedule and (e) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or disclosed in the notes thereto).

3.9.          Disclosure Documents.

(a)           The Registration Statement on Form S-4 of Parent (the “Form S-4”) to be filed under the Securities Act relating to the issuance of shares of Parent Common Stock in the First Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 3.9(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b)           Neither the Form S-4 nor any amendment or supplement thereto will, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Parent in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

(c)           None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company (the “Company’s Stockholders”) and the stockholders of Parent (“Parent’s Stockholders”) or at the time the Company’s Stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby or Parent’s Stockholders’ vote on the issuance of shares of Parent Common Stock in the First Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  For purposes of this Agreement, “Joint Proxy Statement/Prospectus” means the Company’s proxy statement relating to the meeting of the Company’s Stockholders to consider and vote upon approval of this Agreement and the First Merger (the “Company Stockholder Meeting”), together with Parent’s proxy statement relating to the meeting of Parent’s Stockholders to consider and vote on the issuance of shares of Parent Common Stock in the First Merger (the “Parent Stockholder Meeting”), to be filed with the Commission, as such document may be amended from time to time.

3.10.        Litigation.  Except as disclosed in Parent’s annual report on Form 10-K for the year ended December 29, 2006, (a) there is no action, complaint, inquiry,

assessment, inspection, claim, suit, hearing, notice of violation, demand letter, litigation, proceeding, dispute, arbitral action, governmental audit, inquiry criminal prosecution, civil or criminal investigation of any nature whatsoever (an “Action”) pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on Parent and (b) neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, insofar as can be reasonably foreseen, have a Material Adverse Effect on Parent.

3.11.        Taxes.

(a)           For purposes of this Agreement, the following terms have the definitions given below:

(i)    “Tax Returns” means any and all returns, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns and any related or supporting information) required to be filed with respect to any Tax (including any attachments thereto or amendments thereof).

(ii)   “Tax” and “Taxes” means any and all taxes, charges, levies, or other assessments, however denominated (whether United States federal, state or local or foreign), including net income, gains, gross receipts, profits, sales, use, goods and services, stamp, custom duties, estimated, excise, employer health, withholding, property, severance, disability, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties, fines, additions to tax, or additional amounts imposed with respect thereto, imposed by any taxing authority whether disputed or not.

(b)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent and each of its subsidiaries have timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, (ii) all such Tax Returns are complete and accurate, (iii) all Taxes due and owing by Parent and each of its subsidiaries (whether or not shown on any Tax Returns) have been paid, (iv) except as set forth on Section 3.11(b) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (v) no claim has ever been made by an authority in a jurisdiction where Parent or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) no deficiencies for Taxes of Parent or any of its subsidiaries have been claimed, proposed or assessed, in each case, in writing  by any Governmental Authority, (ii) except as set forth on Section 3.11(c) of the Parent Disclosure Schedule, there are no pending or, to the knowledge of Parent, threatened (in writing) audits, assessments or other Actions for or relating to any liability in respect of Taxes of Parent or any of its subsidiaries, and (iii) except as set forth on Section 3.7(b) of the Parent Disclosure Schedule, Parent and its subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(d)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the unpaid Taxes of Parent and its subsidiaries did not, as of the dates of the financial statements contained in the most recent Parent SEC Documents, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements and (ii) since the date of the financial statements in the most recent Parent SEC Documents, neither the Parent nor any subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(e)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)            Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to this Agreement).

(g)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries has participated in any transaction that is or is substantially similar to a “listed transaction,” under Section 6011 of the Code and the regulations thereunder, or any other transaction requiring disclosure under analogous provisions of foreign, state or local Tax law.

(h)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, with respect to the past four taxable years, neither Parent nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which Parent is the common parent) or (ii) has any liability for the Taxes of any Person (other than Parent and its subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by contract.

(i)            Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Parent or any of its subsidiaries (other than agreements or arrangements solely among Parent and its subsidiaries or among subsidiaries of Parent), and, after the Closing Date, neither Parent nor any of its subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j)            Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, none of the subsidiaries of Parent incorporated or otherwise formed outside the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a United States corporation under Section 7874(b) of the Code.

(k)           It is agreed and understood that no representation or warranty by Parent is made in respect of Taxes in any Section of this Agreement other than this Section 3.11 and Section 3.14.

3.12.        Absence of Certain Changes or Events.

(a)           From December 29, 2006, through the date of this Agreement, the businesses of Parent and its subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)           Since the date of this Agreement, there has not been any Material Adverse Effect on Parent or any event, change, effect or development that would, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.13.        Intellectual Property.

(a)           For purposes of this Agreement, (i) “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) “Parent Intellectual Property Right” means all Intellectual Property Rights owned or licensed by Parent or any of its subsidiaries that are used or held for use by Parent or any of its subsidiaries.

(b)           Parent and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  No Parent Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Parent or any of its subsidiaries or restricting the licensing thereof by Parent or any of its subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  Neither Parent nor any of its subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the knowledge of Parent no Person is infringing on any Parent Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) neither Parent nor any of its subsidiaries is a defendant in any Action relating to, or otherwise was notified of, any claim alleging infringement by Parent or any of its subsidiaries of any Intellectual Property Right and (ii) Parent and its subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any Parent Intellectual Property Rights.

3.14.        Employee Benefit Plans.

(a)           For purposes of this Agreement, the following terms have the definitions given below:

(i)    “Controlled Group Liability” means any and all liabilities, contingent or otherwise (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (E) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Parent Benefit Plans and Parent Foreign Plans in the case of Parent and Company Benefit Plans and Company Foreign Plans in the case of the Company.

(ii)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

(iii)  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv)  “Parent Benefit Plans” means all employee benefit plans, programs, policies, agreements, and other arrangements providing compensation or benefits to any current or former employee, consultant or director in respect of services provided to Parent or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Parent or any of its subsidiaries, as the case may be, or to which Parent or any of its subsidiaries contributes or is obligated to contribute or could have any liability or is party; provided, however, that Parent Benefit Plans shall not include any Parent Foreign Plan or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any other plan, program or arrangement maintained by an entity other than Parent or any of its subsidiaries pursuant to any collective bargaining agreements.  Without limiting the generality of the foregoing, the term “Parent Benefit Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, health, sickness, life, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including each “employee benefit plan”

(within the meaning of Section 3(3) of ERISA).  For purposes of this Agreement, the term “Parent Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Parent Benefit Plan had it been a United States plan, program or contract.  Section 3.14(a) to the Parent Disclosure Schedule lists all Parent Benefit Plans and Parent Foreign Plans.

(b)           The Internal Revenue Service has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code).  To the knowledge of Parent, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Parent Benefit Plan or the related trust.

(c)           All material contributions required to be made by Parent or any of its subsidiaries to any Parent Benefit Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(d)           Except as set forth on Section 3.14(d) of the Parent Disclosure Schedule, Parent and its subsidiaries have complied in all material respects, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Parent Benefit Plans.  Each Parent Benefit Plan has been operated in compliance with its terms in all material respects.  There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Parent Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Parent or any of its subsidiaries under ERISA or the Code, except for any such security, pledge, lien, security interest or encumbrances as would not result in any material liability to Parent and its subsidiaries taken as a whole.

(e)           Except as set forth on Section 3.14(e) of the Parent Disclosure Schedule, no employee benefit plan of Parent, its subsidiaries or any of their respective ERISA Affiliates is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Parent Benefit Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Parent Benefit Plan”), nor has Parent or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Parent Benefit Plan or Multiple Employer Parent Benefit Plan.  With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent:  (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Parent Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Parent Benefit Plan (whether or not vested); (iii) no reportable event within the meaning of

Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan and, to Parent’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Parent Benefit Plan.

(f)            Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent or any of its subsidiaries following the Closing.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or consultant of Parent or any of its subsidiaries (either alone or in conjunction with any other event) under any Parent Benefit Plan or Parent Foreign Plan.

(h)           All Parent Foreign Plans (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment meet all material requirements for such treatment, (iii) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with Applicable Law and (iv)  to the knowledge of the Parent, there are no existing circumstances that have occurred that could reasonably be expected to adversely affect the qualified or registered status of any Parent Foreign Plan or related trust.

(i)            Since December 29, 2006, there has been no material amendment to or material modification of any material Parent Benefit Plan or Parent Foreign Plan, except as required by Applicable Law, or any broad-based announcement or other broad-based communication of the intention to effect any of the actions described in this Section 3.14(i).

(j)            All options to purchase shares of Parent Common Stock granted under the Parent Benefit Plans have been granted in compliance with the terms of Applicable Law and the applicable Parent Benefit Plan and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of Parent Common Stock as of the date the option was granted.

(k)           It is agreed and understood that no representation or warranty by Parent is made in respect of employee benefits matters in any Section of this Agreement other than this Section 3.14.

3.15.        Contracts; Indebtedness.

(a)           Except as set forth on Section 3.15(a) of the Parent Disclosure Schedule, the Parent Benefit Plans or as filed with the Commission, neither Parent nor any of its subsidiaries is a party to, and none of their respective properties or assets are bound by any contract which (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission), (ii) has been entered into since December 29, 2006 and contains “earn-out” or other contingent payment obligations with remaining payment obligations in excess of $10,000,000, or (iii) has been entered into since December 29, 2006 and relates to the acquisition or sale of any business of the Parent either (A) for more than $50,000,000 or (B) that has not yet been consummated or in respect of which the Parent or any of its subsidiaries has any remaining material obligations.  Each of the contracts of the type described in this Section 3.15(a), whether or not set forth on Section 3.15(a) of Parent Disclosure Schedule, is referred to in this Agreement as a “Parent Material Contract.”  To the knowledge of senior management of Parent, neither Parent nor any of its subsidiaries is a party to any contract (i) pertaining to the acquisition of any business or asset by Parent or any of its subsidiaries that contains “earn-out” or other contingent payment obligations with remaining payment obligations in excess of $10,000,000 or (ii) containing covenants purporting to limit in any material respect the freedom of Parent or any of its subsidiaries or employees to compete in any line of business or sell, supply or distribute any service or products, in each case in one or more countries.

(b)           Each Parent Material Contract is a valid, binding and enforceable obligation of Parent or its subsidiaries and, to Parent’s knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, and, upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Parent and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  Parent has not received any written notice from any other party to any Parent Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Parent Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.  As of the date of this Agreement, true and correct copies of all Parent Material Contracts are either publicly filed with the Commission and available via EDGAR or Parent has made available to the Company true and correct copies of such contracts.  Neither Parent nor any of its subsidiaries, and, to the knowledge of Parent, no other party thereto, is in violation of or in default under any Parent Material Contract (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default thereunder by Parent or any of its subsidiaries or, to Parent’s knowledge, by any third party), except for violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.16.        Labor Matters.

(a)           There is no material labor strike, dispute or stoppage pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, and neither Parent nor any of its subsidiaries has experienced any material labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2006.  To the knowledge of Parent, since January 1, 2006, no material campaign or other material attempt for recognition has been made by any labor organization with respect to employees of Parent or any of its subsidiaries.  Since January 1, 2006, no material unfair labor practice charge or claim has been filed against Parent or any of its subsidiaries with the National Labor Relations Board or other Governmental Authority.  Parent and its subsidiaries are in compliance, and at all times since January 1, 2006 have been in compliance, in all material respects, with Applicable Laws with respect to labor and employment matters.  It is agreed and understood that no representation or warranty by Parent is made in respect of labor matters in any Section of this Agreement other than this Section 3.16.

(b)           Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, none of Parent, any of its subsidiaries or any of their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation or audit relating to Parent or any of its subsidiaries and, to the knowledge of Parent, no such investigation or audit is in progress.

3.17.        Environmental Matters.  Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Parent:  (a) the properties, operations and activities of Parent and its subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits and all past noncompliance of Parent or any of its subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Parent and its subsidiaries and the properties and operations of Parent and its subsidiaries are not subject to any existing, pending, or, to the knowledge of Parent, threatened, Action by or before any Governmental Authority under any Environmental Laws; (c) to the knowledge of Parent, there has been no release or threatened release of any Hazardous Material into the environment by Parent or its subsidiaries or in connection with their current or former properties or operations and there is no presence of any released Hazardous Material on properties currently occupied by Parent or its subsidiaries; and (d) to the knowledge of Parent, there has been no exposure of any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of Parent and its subsidiaries.  Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent nor its subsidiaries has knowledge of or has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by Parent or its subsidiaries with any Environmental Laws.  It is agreed and understood that no representation or warranty by Parent in this Agreement is made in respect of environmental matters in any Section of this Agreement other than this Section 3.17.  “Environmental Laws” means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, nuclear materials, asbestos, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

3.18.        Opinion of Financial Advisor.  Parent’s Board has received the written opinion of Morgan Stanley & Co. Incorporated, dated as of the date of this Agreement, substantially to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair to Parent from a financial point of view.  Parent shall provide a complete and correct signed copy of such opinion to the Company as soon as practicable after the date of this Agreement for information purposes only and Parent has received the consent of Morgan Stanley & Co. Incorporated to include such written opinion in the Joint Proxy Statement/Prospectus.

3.19.        Board Recommendation; Required Vote.  Parent’s Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) determined that this Agreement and the transactions contemplated hereby, including the Transaction, are advisable, fair to and in the best interests of Parent’s Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the Transaction; and (c) resolved to recommend that Parent’s Stockholders approve the Stock Issuance (the “Parent Board Recommendation”).  The affirmative vote of a majority of the votes cast on a proposal approving the Stock Issuance at the Parent Stockholder Meeting by holders of Parent Common Stock on the record date for the Parent Stockholder Meeting is the only vote of the holders of any class or series of capital stock of Parent necessary for approval of this Agreement and the Transactions, including the Stock Issuance (the “Parent Stockholder Approval”), provided that the total votes cast on such proposal represents over 50% of the outstanding shares of Parent Common Stock on the record date for the Parent Stockholder Meeting.

3.20.        Customer/Supplier Relationships.

(a)           Except as set forth on Section 3.20(a) of the Parent Disclosure Schedule and except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, since January 1, 2007, no material customer of Parent or any of its subsidiaries has indicated in writing that it will stop or materially decrease purchasing services, materials or products from Parent or such subsidiary, and no material supplier or service provider of Parent or any of its subsidiaries has indicated in writing that it will stop or materially decrease the supply of materials, products or services to Parent or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with Parent or such subsidiaries.

(b)           Except as set forth on Section 3.20(b) of the Parent Disclosure Schedule, since January 1, 2007, no Parent Material Contracts between Parent or any of its subsidiaries and any customer or supplier have been terminated for cause or for convenience.

3.21.        Transactions with Affiliates.  Except as set forth on Parent’s last proxy statement filed with the Commission prior to the date of this Agreement, since the date of such proxy statement, no event has occurred as of the date of this Agreement that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the Commission.

3.22.        Foreign Corrupt Practices and International Trade Sanctions.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent, nor any subsidiary of Parent, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (a) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (b) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person knowing that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (c) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (d) violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

3.23.        Brokerage and Finders’ Fees; Expenses.  Except for Parent’s obligations to Morgan Stanley & Co. Incorporated and UBS Investment Bank, neither Parent nor any subsidiary of Parent has incurred or will incur on behalf of Parent or its subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

3.24.        Reorganization.  Neither Parent nor any of its subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25.        Available Funds.  Parent will have available at the Effective Time (including through the Company) all funds necessary for the payment of the Merger Consideration and the amounts to be paid pursuant to Section 2.6 and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

3.26.        Lack of Ownership of Company Common Stock.  Neither Parent nor any of its subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.  There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its subsidiaries.

3.27.        Financing.  Section 3.27 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of executed debt commitment letters and related term sheets (the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent with loans in the amounts described therein, the proceeds of which may be used to consummate the First Merger and the other transactions contemplated hereby (the “Financing”).  The Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and Parent is not in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein.  The proceeds from the Financing, when combined with cash and marketable securities available to Parent at or prior to the Effective Time, constitute all of the financing required for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the amounts to be paid pursuant to Section 2.6 (and any fees and expenses of or payable by Parent, Merger Sub or the First Surviving Corporation).  The Financing Commitments contain all of the conditions precedent to the obligations of the lenders thereunder to make the Financing available to Parent on the terms therein.

3.28.        Backlog.  The backlog of Parent and of its subsidiaries as of March 30, 2007 as reported in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2007 was prepared by senior management of Parent in all material respect on a basis consistent with its past practice of preparing and tracking the backlog of Parent and its subsidiaries.

3.29.        No Additional Representations.

(a)           Parent acknowledges that it and its Representatives have received access to the books and records, facilities, equipment, contracts and other assets of the Company, and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)           Parent acknowledges that none of the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article IV (which includes the Company Disclosure Schedule), and none of the Company or any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, Parent makes no representation or warranty to the Company with respect to any financial projection or forecast relating to Parent or any of its subsidiaries, whether or not included in any management presentation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

4.1.          Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.  Each of the Company’s subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate or similar power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.  Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company is not in default in the performance, observance or fulfillment of any provision of the Amended and Restated Certificate of Incorporation of the Company (the “Company’s Certificate”) or the Company’s Amended and Restated Bylaws (the “Company’s Bylaws”).  No subsidiary of the Company is in default in the performance, observance or fulfillment of any provision of such subsidiary’s certificate of incorporation, bylaws or similar organizational documents, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company has heretofore furnished to Parent complete and correct copies of the Company’s Certificate and the Company’s Bylaws.

4.2.          Subsidiaries.  The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity or enterprise, except for the subsidiaries set forth on Section 4.2 to the Company Disclosure Schedule.  Except as set forth on Section 4.2 of the Company Disclosure Schedule, the Company is not subject to any obligation or requirement to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other Person.  Except as set forth on Section 4.2 of the Company Disclosure Schedule, the Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries.  Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.  The following information for each of the Company’s subsidiaries is set forth on Section 4.2 to the Company Disclosure Schedule, as applicable:  (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof.  Other than as set forth on Section 4.2 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of the Company’s subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of the Company’s subsidiaries.

4.3.          Corporate Power and Authority.  The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to Company Stockholder Approval, to consummate the transactions contemplated by this Agreement.  The execution, performance and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to (i) the Company Stockholders Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principals of equity.

4.4.          Capitalization of the Company.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”).  As of the close of business on May 25, 2007, (i) 28,898,100 shares of Company Common Stock were issued and outstanding and 377,678 shares of restricted stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 1,162,226 shares of Company Common Stock and no shares of Company Preferred Stock were held in treasury by the Company or by subsidiaries of the Company and 5,738,033 shares of Company Common Stock were reserved for issuance under the Company Incentive Plans.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, except as set forth on the first sentence of this Section 4.4(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, preemptive rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.  Since the close of business on May 25, 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of stock options granted pursuant to the Company Incentive Plans prior to such date.  Section 4.4(a) of the Company Disclosure Schedule sets forth a list of Company Options as of the close of business on April 8, 2007, including the date as of which each Company Option was granted, the number of shares subject to each such Company Option at April 8, 2007 (i.e., the original amount less exercises and any cancellations), the expiration date of each such Company Option and the price at which each such Company Option may be exercised.

(b)           None of the Company’s subsidiaries owns any capital stock of the Company.  Each outstanding share of the Company capital stock is, and each share of the Company capital stock that may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights.  The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in material compliance with United States federal and state securities laws.  Except as set forth on Section 4.4(b) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity; complete and correct copies of any such agreements have previously been provided to Parent.

4.5.          Conflicts; Consents and Approvals.  Except as set forth on Section 4.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a)           conflict with, or result in a breach of any provision of, the Company’s Certificate or the Company’s Bylaws;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

(c)           violate, or conflict with, any Applicable Law; or

(d)           require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any Governmental Authority, other than (i) the Company Stockholder Approval, (ii) actions required by the HSR Act and Foreign Antitrust Laws, (iii) registrations or other actions required under United States federal and state securities laws, and (iv) the filing with the Delaware Secretary of State of the Certificate of Merger;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.6.          Company SEC Documents.

(a)           The Company and its subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”) required to be filed by them since December 31, 2005 under the Exchange Act or the Securities Act.  The Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The consolidated financial statements of the Company included in the Company SEC Documents fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the Commission) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  None of the Company’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

(b)           The Company has established and maintains disclosure controls and procedures (as such terms are defined in paragraphs (e) and (f) in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in its reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2006, and such assessment concluded that such controls were effective.  There are no outstanding loans made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its subsidiaries.

4.7.          Compliance with Law.

(a)           The Company and its subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such Company

Permits that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The businesses of the Company and its subsidiaries are not being conducted in violation of any Applicable Law, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.   Notwithstanding anything contained in this Section 4.7(a), no representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of the matters referenced in Sections 4.6, 4.9, 4.18 and 4.27, or in respect of environmental, Tax, employee benefits or labor law matters.

(b)           No investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.8.          Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the balance sheet of the Company as of March 30, 2007 included in the Company SEC Documents, (b) as incurred after December 29, 2006 in the ordinary course of business consistent with past practice and not prohibited by this Agreement, (c) as expressly permitted or contemplated by this Agreement, (d) as set forth on Section 4.8 to the Company Disclosure Schedule and (e) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto).

4.9.          Disclosure Documents.

(a)           Neither the Joint Proxy Statement/Prospectus, nor any amendment or supplement thereto, will, at the date of the Joint Proxy Statement/Prospectus or any such amendment or supplement is first mailed to the Company’s Stockholders or Parent’s Stockholders, or at the time the Company’s Stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby or Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement/Prospectus, including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 4.9(a) with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in Joint Proxy Statement/Prospectus.

(b)           None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be included in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10.        Litigation.  Except as set forth on the Company’s annual report on Form 10-K, as amended on February 27, 2007, for the year ended December 29, 2006, (a) there is no Action pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on the Company and (b) neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, insofar as can be reasonably foreseen, have a Material Adverse Effect on the Company.

4.11.        Taxes.

(a)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its subsidiaries have timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, (ii) all such Tax Returns are complete and accurate, (iii) all Taxes due and owing by the Company and each of its subsidiaries (whether or not shown on any Tax Returns) have been paid, (iv) neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (v) no claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no deficiencies for Taxes of the Company or any of its subsidiaries have been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, (ii) there are no pending or, to the knowledge of the Company, threatened (in writing) audits, assessments or other Actions for or relating to any liability in respect of Taxes of the Company or any of its subsidiaries, and (iii) the Company and its subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(c)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the unpaid Taxes of the Company and its subsidiaries did not, as of the dates of the financial statements contained in the most recent Company SEC Documents, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements and (ii) since the date of the financial statements in the most recent Company SEC Documents, neither the Company nor any subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to this Agreement).

(f)            Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has participated in any transaction that is or is substantially similar to a “listed transaction,” under Section 6011 of the Code and the regulations thereunder, or any other transaction requiring disclosure under analogous provisions of foreign, state or local Tax law.

(g)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to the past four taxable years, neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company and its subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by contract.

(h)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its subsidiaries (other than agreements or arrangements solely among the Company and its subsidiaries or among subsidiaries of the Company), and, after the Closing Date, neither the Company nor any of its subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i)            Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the subsidiaries of the Company incorporated or otherwise formed outside the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a United States corporation under Section 7874(b) of the Code.

(j)            It is agreed and understood that no representation or warranty by the Company is made in respect of Taxes in any Section of this Agreement other than this Section 4.11 and Section 4.14.

4.12.        Absence of Certain Changes or Events.

(a)           From December 29, 2006 through the date of this Agreement, the businesses of the Company and its subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)           Since the date of this Agreement, there has not been any Material Adverse Effect on the Company or any event, change, effect or development that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.13.        Intellectual Property.

(a)           For purposes of this Agreement, “Company Intellectual Property Right” means all Intellectual Property Rights owned or licensed by the Company or any of its subsidiaries that are used or held for use by the Company or any of its subsidiaries.

(b)           The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its subsidiaries or restricting the licensing thereof by the Company or any of its subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Neither the Company nor any of its subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the knowledge of the Company no Person is infringing on any Company Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company nor any of its subsidiaries is a defendant in any Action relating to, or otherwise was notified of, any claim alleging infringement by the Company or any of its subsidiaries of any Intellectual Property Right and (ii) the Company and its subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any Company Intellectual Property Rights.

(c)           Prior to the execution of this Agreement, the Company has requested confirmation that the owner of the “W” mark that is the subject of the Non-Exclusive License Agreement, dated April 15, 2002, by and between Washington Corporations and the Company will not object to the Company’s continued use of such mark on a transitional basis following the Closing.

4.14.        Employee Benefit Plans.

(a)           “Company Benefit Plans” means all employee benefit plans, programs, policies, agreements, and other arrangements providing compensation or benefits to any current or former employee, consultant or director in respect of services provided to the Company or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by the Company or any of its subsidiaries, as the case may be, or to which the Company or any of its subsidiaries contributes or is obligated to contribute or could have any liability or is party; provided, however, that Company Benefit Plans shall not include any Company Foreign Plan or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any other plan, program or arrangement maintained by an entity other than the Company or any of its subsidiaries pursuant to any collective bargaining agreements.  Without limiting the generality of the foregoing, the term “Company Benefit Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, health, sickness, life, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA).  For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract.

(b)           Section 4.14(b) to the Company Disclosure Schedule lists all Company Benefit Plans and Company Foreign Plans.  With respect to each Company Benefit Plan, the Company has provided to Parent a copy of the following (where applicable):  (i) each writing constituting a part of such Company Benefit Plan, including all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, in the case of any Company Benefit Plan for which Forms 5500 are required to be filed; (iii) the current summary plan description, if any; and any material modifications thereto (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report for each Company Benefit Plan for which such reporting is required; (v) the two most recent actuarial valuations for any defined pension benefit plans; (vi) any material notices provided either to any participants in any Company Benefit Plan or to any Governmental Authority (or any material communications from any Governmental Authority) relative to any Company Benefit Plan in the past five years; and (vii) the most recent determination letter from the Internal Revenue Service, in the case of any Company Benefit Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Company Benefit Plan”).  Except as specifically provided in the foregoing documents provided to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(c)           The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Company Benefit Plan.  To the knowledge of the Company, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Company Benefit Plan or the related trust.

(d)           All material contributions required to be made by the Company or any of its subsidiaries to any Company Benefit Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(e)           The Company and its subsidiaries have complied in all material respects, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Company Benefit Plans.  Each Company Benefit Plan has been operated in compliance with its terms in all material respects.  There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its subsidiaries under ERISA or the Code, except for any such security, pledge, lien, security interest or encumbrances as would not result in any material liability to the Company and its subsidiaries taken as a whole.

(f)            Except as set forth on Section 4.14(f) of the Company Disclosure Schedule, no employee benefit plan of the Company, its subsidiaries, or any of their respective ERISA Affiliates is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Company Benefit Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Company Benefit Plan”), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Company Benefit Plan or Multiple Employer Company Benefit Plan.  With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:  (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.

(g)           Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing.

(h)           Except for (i) health continuation coverage as required by Applicable Law and (ii) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), neither the Company nor any of its subsidiaries has any liability for post-employment life, health, medical or other welfare benefits to current or former employees or beneficiaries or dependents thereof.

(i)            Except as provided in Sections 2.6 and 5.2(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or consultant of the Company or any of its subsidiaries (either alone or in conjunction with any other event) under any Company Benefit Plan or Company Foreign Plan.

(j)            There are no pending, or, to the knowledge of the Company, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to any Company Benefit Plan or the assets of any of the trusts under any Company Benefit Plan that could reasonably be expected to result in any material liability of the Company and its subsidiaries taken as a whole.

(k)           All Company Foreign Plans (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment meet all material requirements for such treatment, (iii) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with Applicable Law and (iv) to the knowledge of the Company, there are no existing circumstances that have occurred that could reasonably be expected to adversely affect the qualified or registered status of any Company Foreign Plan or related trust.

(l)            Since December 29, 2006, there has been no material amendment to or material modification of any material Company Benefit Plan or Company Foreign Plan, except as required by Applicable Law, or any broad-based announcement or other broad-based communication of the intention to effect any of the actions described in this Section 4.14(l).

(m)          All Company Options granted under the Company Benefit Plans have been granted in compliance with the terms of Applicable Law and the applicable Company Benefit Plan and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of Company Common Stock as of the date the option was granted.

(n)           It is agreed and understood that no representation or warranty by the Company is made in respect of employee benefits matters in any Section of this Agreement other than this Section 4.14.

4.15.        Contracts; Indebtedness.

(a)           Except as set forth on Section 4.15(a) of the Company Disclosure Schedule, the Company Benefit Plans or as filed with the Commission, neither the Company nor any of its subsidiaries is a party to, and none of their respective properties or assets are bound by any contract which (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K of the Commission), (ii) has been entered into since December 29, 2006 and contains “earn-out” or other contingent payment obligations with remaining payment obligations in excess of $10,000,000, or (iii) has been entered into since December 29, 2006 that relates to the acquisition or sale of any business of the Company either (A) for more than $50,000,000 or (B) that has not yet been consummated or in respect of which the Company or any of its subsidiaries has any remaining material obligations.  Each of the contracts of the type described in this Section 4.15(a), whether or not set forth on Section 4.15(a) of the Company Disclosure Schedule, is referred to in this Agreement as a “Company Material Contract.”  To the knowledge of senior management of the Company, neither the Company nor any of its subsidiaries is a party to any contract (i) pertaining to the acquisition of any business or asset by the Company or any of its subsidiaries that contains “earn-out” or other contingent payment obligations with remaining payment obligations in excess of $10,000,000 or (ii) containing covenants purporting to limit in any material respect the freedom of the Company or any of its subsidiaries or employees to compete in any line of business or sell, supply or distribute any service or products, in each case in one or more countries

(b)           Each Company Material Contract is a valid, binding and enforceable obligation of the Company or its subsidiaries and, to the Company’s knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, and, upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  As of the date of this Agreement, the Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.  As of the date of this Agreement, true and correct copies of all Company Material Contracts are either publicly filed with the Commission and available via EDGAR or the Company has made available to Parent true and correct copies of such contracts.  Neither the Company nor any of its subsidiaries, and, to the knowledge of the Company, no other party thereto, is in violation of or in default under any Company Material Contract (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default thereunder by the Company or any of its subsidiaries or, to the Company’s knowledge, by any third party), except for violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c)           Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, none of the Company and its subsidiaries is a party to any contract relating to a revenue producing project which is expected by senior management, as of the date of this

Agreement, to result in a loss of more than $1,000,000 for the Company or any of its subsidiaries (or, after the Transaction, Parent or any of its subsidiaries).

4.16.        Labor Matters.

(a)           Except as set forth on Section 4.16(a) to the Company Disclosure Schedule, neither Company nor any of its subsidiaries has any labor union contracts or collective bargaining agreements, or to the knowledge of the Company, trade union or works council agreements, with any Persons employed by the Company or any of its subsidiaries.  There is no material labor strike, dispute or stoppage pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any material labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2006.  To the knowledge of the Company, since January 1, 2006, no material campaign or other material attempt for recognition has been made by any labor organization with respect to employees of the Company or any of its subsidiaries.  Since January 1, 2006, no material unfair labor practice charge or claim has been filed against the Company or any of its subsidiaries with the National Labor Relations Board or other Governmental Authority.  The Company and its subsidiaries are in compliance, and at all times since January 1, 2006, have been in compliance, in all material respects, with Applicable Laws with respect to labor and employment matters.  No employee of the Company has been inappropriately characterized as an independent contractor.  It is agreed and understood that no representation or warranty by the Company is made in respect of labor matters in any Section of this Agreement other than this Section 4.16.

(b)           Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, none of the Company, any of its subsidiaries or any of their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation or audit relating to the Company or any of its subsidiaries and, to the knowledge of the Company, no such investigation or audit is in progress.

4.17.        Real Property.  Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its subsidiaries has good and valid title to the real property owned by it, and valid and subsisting leasehold estates in the real property leased by it, in each case subject to no lien or encumbrance, except Permitted Liens.  “Permitted Liens” means (a) liens and encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its subsidiaries in the operation of their respective business, (b) liens and encumbrances of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or (c) interests of the lessor to any leased property.

4.18.        Environmental Matters.  Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:  (a) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits and all past noncompliance of the Company or any of its subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending, or, to the knowledge of the Company, threatened, Action by or before any Governmental Authority under any Environmental Laws; (c) to the knowledge of the Company, there has been no release or threatened release of any Hazardous Material into the environment by the Company or its subsidiaries or in connection with their current or former properties or operations and there is no presence of any released Hazardous Material on properties currently occupied by the Company or its subsidiaries; and (d) to the knowledge of the Company, there has been no exposure of any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of the Company and its subsidiaries.  Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor its subsidiaries has knowledge of or has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Company or its subsidiaries with any Environmental Laws.  It is agreed and understood that no representation or warranty by the Company is made in respect of environmental matters in any Section of this Agreement other than this Section 4.18.

4.19.        Insurance.  Section 4.19 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any of its subsidiaries which policies have been issued by insurers, which are reputable and financially sound and provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary industry practice.

4.20.        Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Company’s Board has received the opinion of the Company Financial Advisor substantially to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the Company’s Stockholders pursuant to this Agreement is fair to the Company’s Stockholders from a financial point of view.  The Company shall provide a complete and correct signed written copy of such opinion to Parent as soon as practicable after the date of this Agreement for information purposes only.

4.21.        Board Recommendation; Required Vote.  The Company’s Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) determined that this Agreement and the transactions contemplated hereby, including the First Merger, are advisable, fair to and in the best interests of the Company’s Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the First Merger; and (c) resolved to recommend that the Company’s Stockholders adopt this

Agreement (the “Company Board Recommendation”).  Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.26, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the record date for the Company Stockholder Meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement (the “Company Stockholder Approval”).

4.22.        Section 203 of the DGCL.  Prior to the date of this Agreement, the Company’s Board has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated hereby or thereby, including the Transaction, without any further action on the part of the Company’s Stockholders or the Company’s Board.

4.23.        Customer/Supplier Relationships.

(a)           Except as set forth on Section 4.23(a) to the Company Disclosure Schedule and except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2007, no material customer of the Company or any of its subsidiaries has indicated in writing that it will stop or materially decrease purchasing services, materials or products from the Company or such subsidiary, and no material supplier or service provider of the Company or any of its subsidiaries has indicated in writing that it will stop or materially decrease the supply of materials, products or services to the Company or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with the Company or such subsidiaries.

(b)           Except as set forth on Section 4.23(b) of the Company Disclosure Schedule, since January 1, 2007, no Material Contracts between the Company or any of its subsidiaries and any customer or supplier have been terminated for cause or for convenience.

4.24.        Backlog.  Section 4.24 of the Company Disclosure Schedule sets forth the backlog of the Company and each of its subsidiaries as of April 27, 2007, including the estimate as of such date of the total revenues remaining to be earned.  Except as set forth thereon, Section 4.24 of the Company Disclosure Schedule has been prepared by senior management of the Company or the applicable subsidiary of the Company in all material respect on a basis consistent with its past practice of preparing and tracking the backlog of the Company and its subsidiaries.

4.25.        Government Contracts.

(a)           Since December 29, 2006, and except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to each prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order or other commitment or funding vehicle between the Company or any of its subsidiaries and (i) a Governmental Authority, (ii) any prime contractor to a Governmental Authority (a “Government Prime Contractor”) or (iii) any subcontractor with respect to any contract described in subclauses (i) or (ii) (a “Government Subcontractor”; such contracts, being the “Government Contracts”), (A) the Company and each of its subsidiaries has complied with all material terms and conditions of such Government Contracts, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (B) the Company and each of its subsidiaries has complied with all material requirements of Applicable Laws pertaining to such Government Contracts, (C) all representations and certifications executed, acknowledge or set forth in or pertaining to such Government Contracts were complied with and correct in all material respects as of their effective date, and the Company and each of its subsidiaries has complied in all material respects with all such representations and certifications, (D) neither the United States Government nor any Government Prime Contractor or Government Subcontractor has notified the Company or any of its subsidiaries in writing that the Company or such subsidiary has breached or violated any Applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contracts, (E) no termination for convenience, termination for default, cure notice or show cause notice has been given (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract or claim or request for equitable adjustment by the Company or any of its subsidiaries against a Governmental Authority and (F) no Governmental Authority has requested a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing.

(b)           The Company’s and each of its subsidiary’s cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with all applicable governmental regulations and requirements.

(c)           Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers or employees (i) is (or during the last three years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any material irregularity, material misstatement or material omission arising under or relating to any Government Contract (other than routine Defense Contract Audit Agency audits, in which no such material irregularities, material misstatements or material omissions were identified) or (ii) during the last three years has conducted or initiated any material internal investigation or made a voluntary disclosure to the United States Government, with respect to any material irregularity, misstatement or omission arising under or relating to any Government Contract.

(d)           Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, there exist (i) no outstanding claims against the Company or any of its subsidiaries, either by the United States Government or by any Government Prime Contractor or Government Subcontractor arising under or relating to any Government Contracts and (ii) no disputes between the Company or any of its subsidiaries and the United States Government under the Contract Disputes Act or any other Federal statute or between the Company or any of its subsidiaries and any Government Prime Contractor or Government Subcontractor arising under or relating to any Government Contract.

(e)           Neither the Company, any of its subsidiaries nor any of its or their respective directors, officers, or employees is or for the last three years has been formally debarred or formally suspended from participation in the award of contracts with any

Governmental Agency or has been declared ineligible for contracting with any Governmental Agency.

4.26.        Transactions with Affiliates.  Except as set forth on the Company’s last proxy statement filed with the Commission prior to the date of this Agreement, since the date of such proxy statement, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the Commission.

4.27.        Foreign Corrupt Practices and International Trade Sanctions.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company, nor any subsidiary of the Company, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (a) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (b) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person knowing that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (c) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (d) violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

4.28.        Brokerage and Finders’ Fees; Expenses.  Except for the Company’s obligations to Goldman, Sachs & Co. (the “Company Financial Advisor”), neither the Company nor any subsidiary of the Company, has incurred or will incur on behalf of the Company or its subsidiaries any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.29.        Reorganization.  Neither the Company nor any of its subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.30.        No Additional Representations.

(a)           The Company acknowledges that it and its Representatives have received access to the books and records, facilities, equipment, contracts and other assets of Parent and Merger Sub, and that it and its Representatives have had the opportunity to meet with the management of Parent and to discuss the business and assets of Parent and Merger Sub.

(b)           The Company acknowledges that none of Parent, Merger Sub nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company and its Representatives except as expressly set forth in Article III (which includes the Parent Disclosure Schedule), and none of Parent, Merger Sub or any other Person shall be subject to any liability to the Company or any other Person resulting from Parent’s making available to the Company or the Company’s use of such information or any information, documents or material made available to the Company in the due diligence materials provided to the Company, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any financial projection or forecast relating to the Company or any of its subsidiaries, whether or not included in any management presentation.

ARTICLE V

COVENANTS OF THE PARTIES

The parties hereto agree that:

5.1.          Mutual Covenants.

(a)           Reasonable Best Efforts.

(i)         Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement, including (A) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Transaction or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (B) taking all reasonable best efforts as may be necessary to obtain all such Required Approvals.  In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees (1) to make as promptly as practicable after the date of this Agreement (and, in any event, within ten (10) business days) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (2) to make as promptly as practicable after the date of this Agreement all other necessary filings with other Governmental Authorities relating to the Transaction under any Foreign Antitrust Laws, and (3) to supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act or any Foreign Antitrust Laws or by such Governmental Authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such Foreign Antitrust Laws or from such Governmental Authorities as soon as practicable.  In furtherance and not in limitation thereof of the foregoing, Parent and the Company shall request and shall use reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act.

(ii)        Further, and without limiting the generality of the rest of this Section 5.1(a), Parent and Merger Sub, on the one hand, and the Company, on the other hand,

shall, in connection with the efforts referenced in Section 5.1(a)(i) to obtain all Required Approvals, (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (B) subject to Applicable Laws, permit the other party to review in advance any proposed written communication or submission between it and any Governmental Authority; provided, however, that the parties may redact any information regarding the Merger Consideration and alternative mergers or acquisitions considered, including any rationale for the Transaction or any such alternative mergers or acquisitions related to valuation or pricing, (C) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the United States Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, subject to any actions consistent with the Joint Defense Agreement, dated as of April 27, 2007, by and among Parent, Cooley Godward Kronish LLP, as counsel for Parent, the Company and Wachtell, Lipton, Rosen & Katz, as counsel for the Company (the “Joint Defense Agreement”), and (D) consult with each other in advance to the extent practicable of any meeting or conference (whether in person or by telephone) with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent practicable and permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(iii)         In furtherance and not in limitation of the covenants of the parties contained in Sections 5.1(a)(i) and 5.1(a)(ii), if any objections are asserted with respect to the transactions contemplated hereby under any Applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking reasonable best efforts to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may require under any Applicable Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority with respect to the Transaction so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Extended End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its subsidiaries’ or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ or affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Extended End Date; provided that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required to (and the Company shall not) become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of the Company, Parent, or any of their subsidiaries other than projects and contracts for the destruction of chemical weapons in the United States through the U.S. Chemical Weapons Demilitarization Program managed by the U.S. Army’s Chemical Materials Agency, and outside the United States through the Department of Defense’s Threat Reduction Agency and its Cooperative Threat Reduction Integrating Contracts program and assets related to the performance of such projects and contracts to the extent they are essential to support such projects and contracts; provided further that neither the Company nor any of its subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

(iv)      In furtherance and not in limitation of the covenants of the parties contained in this Section 5.1(a), if any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority which would make the Transaction or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Transaction or the other transactions contemplated hereby, each of Parent and Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts, to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(b)           Form S-4; Joint Proxy Statement/Prospectus.  (i)  As promptly as reasonably practicable following the date of this Agreement, each of Parent, Merger Sub and the Company shall cooperate in preparing and cause to be filed with the Commission the Joint Proxy Statement/Prospectus, and Parent and the Company shall cooperate in preparing and Parent shall cause to be filed with the Commission the Form S-4.  The Joint Proxy Statement/Prospectus will be included in the S-4 as a prospectus and will constitute a part of the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the Commission, to have the Form S-4 declared effective under the Securities Act as long as necessary to consummate the transactions contemplated hereby as promptly as practicable after such filing and to cause the Joint Proxy Statement/Prospectus in definitive form to be mailed to Parent’s and the Company’s respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Each of the Company and Parent will notify the other party, as promptly as practicable of the receipt thereof, of any written comments, and advise each other of any oral comments, from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus or for additional information, and will supply the other party with copies of all correspondence between it or any of its Representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Joint Proxy Statement/Prospectus, the Transaction or the shares of Parent Common Stock issuable in the First Merger.  Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the Commission, and each will provide each other with a copy of all such filings made with the Commission.  No amendment or supplement to the Form S-4 or Joint Proxy Statement/Prospectus will be made by the Company or Parent without the prior approval of the other party (not to be unreasonably withheld or delayed), except as required by Applicable Laws and then only to the extent necessary, or without providing the other party the opportunity to review and comment thereon; provided, however, that either the Company, in connection with a Company Change of Recommendation, or Parent, in connection with a Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to effect such a Company Change of Recommendation or Parent Change of Recommendation, as applicable. Parent shall advise the Company promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction.  If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, the party that discovers such information shall promptly notify the other party and an amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by law, disseminated to the Company’s Stockholders and/or Parent’s Stockholders, as applicable.

(ii)          The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated by this Agreement.

(c)           Public Announcements.  Parent and the Company will consult with and provide each other the reasonable opportunity to review and comment upon any the issuance of any press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any public statement or comment prior to such consultation except as may be required by Applicable Law or any obligations pursuant to any listing agreement with any national securities exchange.  Parent and the Company agree to issue a joint press release announcing this Agreement.

(d)         Conveyance Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

(e)          Section 16 Matters.  Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f)          Affiliates.  The Company shall use its reasonable efforts to cause “affiliates” of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the Effective Time, a written agreement, in the form of Exhibit B hereto.

(g)         Access.  From the date of this Agreement until the earliest of the Effective Time and the Termination Date, and subject to Applicable Law, the letter agreement, dated as of February 14, 2007, between the Company and Parent (the “Confidentiality Agreement”), and the Joint Defense Agreement each party shall (i) give the other party, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours, to the offices, properties, books and records of such granting party and its subsidiaries (including, without limitation, Tax Returns and work papers of independent auditors), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request (including furnishing to the other party such granting party’s financial results in advance of filing any of the Company’s SEC Documents containing such financial results) and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized Representatives of the granting party and its subsidiaries to cooperate with the other party in its investigation of the granting party and its subsidiaries.  Any investigation pursuant to this Section 5.1(g) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the granting party and its subsidiaries.  No information or knowledge obtained by any party in any investigation pursuant to this Section 5.1(g) shall affect or be deemed to modify any representation or warranty made by the other party hereunder.  Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its subsidiaries or of Parent or any of its subsidiaries, would cause a violation of any agreement to which the Company or any of its subsidiaries or Parent or any of its subsidiaries is a party, would cause a risk, in the reasonable judgment of the disclosing party, of a loss of privilege to the disclosing party, or any of its subsidiaries or would constitute a violation of any Applicable Law, nor shall the Company or

Parent or any of their respective Representatives be permitted to perform any invasive onsite environmental procedure with respect to any property of the Company or any of its subsidiaries or Parent or any of its subsidiaries.  Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

(h)         Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

(i)           Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

(j)           Notice of Certain Events.  From and after the date of this Agreement until the Effective Time, each party hereto shall reasonably promptly notify the other party hereto of (i) the occurrence or non occurrence of any event that, to the knowledge of such party, has caused (A) any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate as of the date of this Agreement, (B) any condition to the obligations of such party to effect the Transaction and the other transactions contemplated by this Agreement to be incapable of being satisfied on the Closing Date or (C) such party’s disclosure schedule in the form delivered on the date of this Agreement to be inaccurate or incomplete in any material respect as of the date of this Agreement, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or (iv) any Actions commenced after the date hereof or, to its knowledge, threatened after the date hereof against, relating to or involving or otherwise affecting any party or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Transaction; provided, however, that the delivery of any notice pursuant to this Section 5.1(j) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement, affect the satisfaction or non-satisfaction of any condition to the Transaction set forth in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

(k)          Tax-Free Qualification.

(i)         Each of Parent, Merger Sub, Second Merger Sub and the Company shall use their respective reasonable best efforts to, and to cause each of its subsidiaries to, (A) cause the Transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (B) obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d).  Each of the Company, Parent, Merger Sub and Second Merger Sub shall use their respective reasonable best efforts not to, and shall use their reasonable best efforts not to permit any of their respective subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1(k)) that would prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  Provided the opinion conditions contained in Sections 6.2(d) and 6.3(d) have been satisfied, Parent shall file the opinions described in Sections 6.2(d) and 6.3(d) with the Commission by a post-effective amendment to the Form S-4 promptly following the Closing.

(ii)        Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Transaction for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(l)           Tax Representation Letters.  The Company shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in Section 6.3(d) of this Agreement and Latham & Watkins LLP to render the opinion described in Section 6.2(d) of this Agreement.

5.2.        Covenants of Parent.

(a)          Conduct of Parent’s Operations.  From the date of this Agreement until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by Applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or permitted by this Agreement or (iv) as set forth on Section 5.2(a) of the Parent Disclosure Schedule, Parent shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and Parent shall and shall cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present key officers and key employees.  Without limiting the generality of the foregoing, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as contemplated by this Agreement or as set forth on Section 5.2(a) of the Parent Disclosure Schedule, from the date of this Agreement until the earlier of the Effective Time or the Termination Date, Parent shall not:

(i)         do or effect any of the following actions with respect to its securities or the securities of its subsidiaries:  (A) adjust, split, combine or reclassify Parent’s capital stock or that of its subsidiaries, (B) except for dividends or distributions among Parent and its direct or indirect wholly owned subsidiaries or among Parent’s direct or indirect wholly owned subsidiaries, make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Parent’s capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Parent’s capital stock or that of its subsidiaries, (C) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of Parent’s capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Parent’s capital stock or such securities or the capital stock or such securities of its subsidiaries, other than (i) grants of rights or options for Parent’s capital stock for equity compensation purposes in the ordinary course of business, (ii) issuances of shares of Parent Common Stock in the ordinary course of business pursuant to employee stock purchase plans in existence on the date of the Agreement, (iii) issuances of shares of Parent Common Stock in respect of any exercise of options to purchase Parent Common Stock and settlement of any other stock-based award of Parent outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.2(a), (iv) issuances of shares of Parent Commons Stock in an aggregate amount not to exceed $250,000,000 and (v) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (D) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Parent’s capital stock or that of its subsidiaries;

(ii)        except for transactions among Parent and its wholly owned subsidiaries or among Parent’s wholly owned subsidiaries, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its subsidiaries) (collectively, “Transfers”), other than (A) Transfers in the ordinary course of business consistent with past practice, and (B) Transfers of property and/or assets at not less than fair market value for consideration not greater than $100,000,000 in the aggregate;

(iii)       make or propose any material changes in Parent’s Certificate or Parent’s Bylaws in a manner that adversely affects the rights of holders of Parent Common Stock;

(iv)       merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(v)        except for transactions among Parent and its wholly owned subsidiaries or among Parent’s wholly owned subsidiaries and except in the ordinary course of business consistent with past practice, acquire assets or capital stock of any other Person, other than acquisitions at or below fair market value for consideration not in excess of $250,000,000 in the aggregate;

(vi)       incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice and except for (v) any indebtedness for borrowed money among Parent and its wholly owned subsidiaries or among Parent’s wholly owned subsidiaries, (w) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, (x) guarantees by Parent of indebtedness for borrowed money of subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 5.2(a)(vi), (y) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement (including the Financing Commitments) and (z) indebtedness for borrowed money in excess of $300,000,000 in the aggregate principal amount outstanding at any time incurred by Parent or any of its subsidiaries other than in accordance with clauses (v) through (y), inclusive;

(vii)              incur or commit to any capital expenditures in excess of $100,000,000 in the aggregate;

(viii)             take any action that would reasonably be expected to result in any representation or warranty of Parent or Merger Sub set forth in Article III becoming not true;

(ix)                take, or knowingly omit to take, any action (including, but not limited to, any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties hereto to perform its covenants and agreements under this Agreement or otherwise prohibit or materially delay consummation of the Transaction or other transactions contemplated by this Agreement;

(x)                 permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that (A) for purposes of clauses (ii), (v), (vi) and (ix) of this Section 5.2(a), the aggregate dollar thresholds referred to therein shall be aggregate thresholds for conduct by Parent and its subsidiaries taken as a whole and (B) the actions referred to in clause (iv) of this Section 5.2(a) may be taken by its subsidiaries in the ordinary course consistent with past practice); or

(xi)                agree in writing or otherwise to take any of the foregoing actions.

(b)         Indemnification; Directors’ and Officers’ Insurance.

(i)                  Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the First Merger and the Second Merger and shall continue in full force and effect.  For six (6) years from and after the Effective Time, to the fullest extent permitted by Applicable Law, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ certificates of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.  From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its subsidiaries to honor, in accordance with their respective terms, each of the agreements contained in this Section 5.2(b)(i) without limit as to time.

(ii)          The Surviving Corporation shall, and Parent shall cause the Surviving Corporation (including providing funding), to the fullest extent permitted under Applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its subsidiaries and each such Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time related to the fact that such Person was a director or officer of the Company or any of its subsidiaries or anything done or not done by such Person in such capacity (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).  In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.  Neither Parent nor the Surviving Corporation shall settle any such Action without the prior written consent of the Indemnified Party unless the Surviving Corporation assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and the terms of such settlement are not in any way detrimental to the Indemnified Party and such settlement does not contain any admission detrimental to the Indemnified Party.  The Indemnified Party shall not settle any such Action without the prior written consent of Parent or the Surviving Corporation (which shall not be unreasonably withheld, delayed or conditioned) unless such settlement does not provide for monetary damages, the terms of such settlement are not in any way detrimental to Parent or the Surviving Corporation and such settlement does not contain any admission detrimental to Parent or the Surviving Corporation.  In the event of any payment under this Section 5.2(b)(ii), the Surviving Corporation shall be subrogated to the extent of such payment to all rights of recovery of the Indemnified Party with respect to any insurance covering any such liability (including the insurance set forth in Section 5.2(b)(iii)).

(iii)         Parent shall, or shall cause the Surviving Corporation to obtain and maintain in effect, for a period of six (6) years after the Effective Time, the existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance on behalf of the former officers and directors of the Company currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time or such policies with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 250% of the per annum rate of premium paid by the Company and its subsidiaries as of the date of this Agreement for such insurance, then Parent shall or shall cause its subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 250% of such rate.

(iv)             Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.2(b).

(v)              The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.  The provisions of this Section 5.2(b) shall survive the consummation of the Transaction and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(vi)             In the event Parent, the Surviving Corporation or any of their respective successors or assigns (x) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (y) Transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.2(b).

(c)          Parent Acquisition Proposals.

(i)         Subject to Sections 5.2(c)(ii) through 5.2(c)(v), Parent agrees that neither it nor any of its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant (“Representatives”) retained by it or any of its subsidiaries) not to, directly or indirectly, (A) initiate, solicit or knowingly encourage any inquiries with respect to, or the making of, a Parent Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to any Person relating to a Parent Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Parent Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Parent Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Parent Acquisition Proposal.

(ii)        Nothing contained in this Agreement shall prevent Parent or Parent’s Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by Parent’s Board or the Parent Board Recommendation in a manner adverse to the Company or the approval of this Agreement by the Parent’s Stockholders, the Company shall have the right to terminate this Agreement to the extent set forth in Section 7.3(c).

(iii)       Notwithstanding the limitations set forth in Section 5.2(c)(i), until the earlier of receipt of the Parent Stockholder Approval and the Termination Date, if Parent receives a Parent Acquisition Proposal which (A) constitutes a Parent Superior Proposal, or (B) which the Board of Parent determines in good faith could reasonably be expected to result in a Parent Superior Proposal, Parent may take the following actions:  (x) furnish nonpublic information to the third party making such Parent Acquisition Proposal, if, and only if, prior to so furnishing such information, Parent receives from the third party an executed confidentiality agreement with confidentiality provisions no less favorable to Parent than the letter agreement, dated as of February 14, 2007, between the Company and Parent and the letter agreement, dated as of April 13, 2007, between the Company and Parent and (y) engage in discussions or negotiations with the third party with respect to the Parent Acquisition Proposal.

(iv)       Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Parent or Parent’s Board from, at any time prior, but not after, the time the Stock Issuance is approved by Parent’s Stockholders at the Parent Stockholder Meeting, recommending such an unsolicited bona fide written Parent Acquisition Proposal to Parent’s Stockholders, if and only to the extent that, (A) the Board of Parent determines in good faith, after consultation with its outside legal counsel, that failing to do so could reasonably be expected to constitute a breach of the Board of the Parent’s fiduciary duties under Applicable Law; and (B) Parent’s Board determines in good faith that such Parent Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Parent Superior Proposal Notice, as defined below) constitutes a Parent Superior Proposal and the Company shall have received written notice (the “Parent Superior Proposal Notice”) of Parent’s intention to take such action at least four business days prior to the taking of such action by Parent and has complied with its other obligations under this Section 5.2(c)(iv); provided, however, that Parent’s Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by the Company after its receipt of the Parent Superior Proposal Notice that such Parent Acquisition Proposal constitutes a Parent Superior Proposal.  If there is a Parent Change of Recommendation as a result of a Parent Acquisition Proposal that is a Parent Superior Proposal and Parent’s Board recommends such an unsolicited bona fide written Parent Acquisition Proposal pursuant to this clause (iv), Parent shall be entitled to terminate this Agreement pursuant to Section 7.4(b).

(v)        Parent agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Parent Acquisition Proposal.  Parent agrees that it will take the necessary steps to promptly inform the officers, directors, employees and Representatives of Parent and its subsidiaries of the obligations undertaken in this Section 5.2(c).

(vi)       From and after the date of this Agreement, Parent shall promptly orally notify the Company of any request for information or any inquiries, proposals or offers relating to a Parent Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Parent shall provide to the Company written notice of any such inquiry, proposal or offer within forty-eight (48) hours of such event and copies of any written or electronic correspondence to or from any Person making a Parent Acquisition Proposal.  Parent shall keep the Company informed orally on a current basis of the status of any Parent Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and Parent shall provide to the Company written notice of any such developments (including copies of any written proposals or requests for information) within forty-eight (48) hours.  Parent also agrees to provide any information to the Company (not previously provided to the Company) that it is providing to another Person pursuant to this Section 5.2(c)(vii) at substantially the same time it provides such information to such other Person.

(vii)        For purposes of this Agreement:

(A)          “Parent Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Parent, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Parent, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Parent and its subsidiaries taken as a whole (including stock of the subsidiaries of Parent), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization.
(B)          “Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal (except that references in the definition of the “Parent Acquisition Proposal” to 15% shall be replaced by 50%) made by any Person other than a party hereto on terms that the Board of Parent determines in good faith, after consultation with Parent’s financial and legal advisors, and considering such factors as the Board of Parent considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to Parent and its stockholders than the transactions contemplated by this Agreement.

(d)         Employees and Employee Benefits.

(i)         From and after the Effective Time, Parent will cause the Surviving Corporation to honor the obligations of the Company and any of its subsidiaries as of the Effective Time under the terms of all Company Benefit Plans and Company Foreign Plans listed on Section 4.14(b) of the Company Disclosure Schedule, provided that this provision shall not prevent the First Surviving Corporation from amending, suspending or terminating any such Plans to the extent permitted by the applicable terms of such Company Benefit Plan and Company Foreign Plan.

(ii)        Until December 31, 2008, Parent shall provide or shall cause to be provided to each Company Employee compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to such Company Employee as of immediately prior to the Effective Time.  For purposes of this Section 5.2(d), the term “Company Employees” means individuals who are, as of the Effective Time, employees of the Company and its subsidiaries not subject to collective bargaining agreements and who following the Effective Time continue such employment with the Company, Parent or their respective subsidiaries.

(iii)       For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee plans and benefit arrangements of Parent and its subsidiaries in which any Company Employee participates on or after the Effective Time (“New Plans”), Parent shall (A) use reasonable best efforts to waive all pre-existing condition exclusions, actively at work requirements and waiting periods with respect to participation and coverage requirements applicable to the Company Employees and their covered dependents under any such New Plans, except to the extent such conditions would have been recognized under the corresponding Company Benefit Plan or Company Foreign Plan, (B) recognize service of the Company Employees which was credited under corresponding Company Benefit Plans or Company Foreign Plans as of immediately prior to the Effective Time for purposes of eligibility, vesting and benefit accruals under the New Plans (but not (1) for purposes of benefit accrual under any defined benefit or pension plan, (2) to the extent such credited service would result in a duplication of benefits with respect to the same period of service or (3) under any newly established New Plan for which similarly situated employees of Parent and its subsidiaries are not provided with credit for past service), and (C) credit any deductibles, co-payments or other out-of-pocket expenses incurred by a Company Employee or his or her covered dependents during the portion of the plan year of the Company Benefit Plan or Company Foreign Plan ending on the date such employee’s participation in the corresponding New Plan begins to be recognized under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  Nothing contained in this Agreement shall restrict the ability of Parent and its affiliates to terminate the employment of any Company Employee for any reason at any time after the Effective Time.

(iv)       For a period of two (2) years following the Effective Time, Parent agrees to continue or cause the Surviving Corporation to continue the Company’s retiree welfare programs, including medical prescription drugs and retiree life insurance program (the “Company Retiree Welfare Programs”) on terms and conditions no less favorable in duration, scope, value, participant cost, vesting and otherwise than those in effect as of the Effective Time with respect to all Company Employees who (x) as of the time immediately prior to the Effective Time are receiving benefits under the Company Retiree Welfare Programs or (y) as of the time immediately prior to the Effective Time would be eligible to receive benefits under the Company Retiree Welfare Programs as of immediately prior to the Effective Time; provided, however, that in connection with the foregoing commitment, Parent shall not be required to incur costs in excess of the accrued benefit cost with respect to such Company Welfare Programs reflected in Note 8 to the Company’s Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended December 29, 2006.

(v)        Unless earlier required pursuant to any Company Benefit Plan or Company Foreign Plan (in which case the payment contemplated hereby shall be made at such earlier time), no later than March 15, 2008, Parent shall, or shall cause the Company or the Surviving Corporation, to pay each Company Employee employed by Parent, the Company or one of their subsidiaries as of the Effective Time and on December 31, 2007 and participating as of the Effective Time in any Company Benefit Plan or Company Foreign Plan that is an annual incentive plan (an “Incentive Plan”) (unless following the Effective Time and prior to December 31, 2007 such Company Employee, dies, becomes Disabled (as defined below), is involuntarily terminated by Parent, the Company or one of their subsidiaries, other than for “cause,” or retires after (x) reaching age 65, (y) reaching age 55 with ten years or more of service, or (z) after 30 years of service, in which case the Company Employee or his or her estate shall be entitled to the payment provided in this Section 5.2(d)(v) whether or not he or she is employed by Parent, the Company or one of their subsidiaries as of December 31, 2007), a payment equal to the greater of the following amounts:  (A) the product of (1) the Company Employee’s full-year incentive entitlement under all such Incentive Plans based on actual performance levels as of the Effective Date, determined in good faith, consistent with the Company’s past practice and based on applicable metrics under the Incentive Plans and (2) a fraction, the numerator of which shall equal the number of days in the calendar year through the first to occur of the Effective Date and December 31, 2007 and the denominator of which is 365, and (B) the Company Employee’s full-year incentive entitlement under all such Incentive Plans based on actual performance levels for the full plan year ending as of December 31, 2007, determined in good faith, consistent with the Company’s past practice and based on applicable metrics under the Incentive Plans.  Notwithstanding the foregoing, if any Company Benefit Plan or Company Foreign Plan provides for a greater or earlier payment than the payments contemplated by this Section 5.2(d)(v), then such Company Benefit Plan or Company Foreign Plan shall govern the applicable payment, rather than this Section 5.2(d)(v); it being understood that Parent shall honor and shall cause the Company to honor, without amendment, the severance arrangements set forth on Section 5.2(d)(v) of the Company Disclosure Schedule.  For purposes of this Section 5.2(d)(v), a Company Employee shall be deemed “Disabled” if (x) the Company Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (y) the Company Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Parent, the Company or one of their subsidiaries.  For the avoidance of doubt, nothing contained in this Section 5.2(d)(v) shall result in the duplication of any Incentive Plan payment with respect to any Company Employee.

(vi)       Notwithstanding the foregoing, nothing contained in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or Company Foreign Plan, or shall limit the right of the Surviving Corporation to amend, terminate or otherwise modify any Company Benefit Plan or Company Foreign Plan in accordance with its terms following the Closing Date; provided, however, that this Section 5.2(d)(vi) shall not affect Parent’s obligations set forth in Section 5.2(d)(v).  In the event that (A) a party other than Parent, Merger Sub or the Company or any of their respective subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Company Benefit Plan or Company Foreign Plan, and (B) such provision is deemed to be an amendment to such Company Benefit Plan or Company Foreign Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.

(vii)      Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 5.2(d) with respect to employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including, without limitation, any director, officer or employee of the Company, Parent, the Surviving Corporation or any of their respective affiliates, any former employees, any participant in any Company Plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates.

(e)          Form S-4.  Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the Commission under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the Commission a sufficient time prior to the time of the Company Stockholder Meeting to allow the Company and Parent to mail the Joint Proxy Statement/Prospectus to their respective stockholders, as required by the rules and regulations of the Commission, prior to the Company Stockholder Meeting and the Parent Stockholder Meeting, as applicable.

(f)          Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(g)         The Parent Stockholder Meeting; The Parent’s Board Recommendation.  Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Parent Stockholder Meeting.  Parent’s Board shall take all lawful action to solicit the approval of the issuance of shares of Parent Common Stock in the First Merger by Parent’s Stockholders, and Parent’s Board shall make the Parent Board Recommendation.  Subject to this Section 5.2(g), the Parent Board Recommendation shall be included in the Joint Proxy Statement/Prospectus and Parent’s Board shall take all lawful action to solicit the approval of the issuance of shares of Parent Common Stock in the First Merger by Parent’s Stockholders.  In the event that subsequent to the date of this Agreement, Parent’s Board determines in good faith after consultation with outside counsel that failing to do so could reasonably be expected to constitute a breach of Parent’s Board’s fiduciary duties under Applicable Law, Parent’s Board may withdraw, modify or qualify the Parent Board Recommendation (“Parent Change of Recommendation”); provided, however, that Parent’s Board may not recommend any Parent Acquisition Proposal (other than this Agreement and the transactions contemplated hereby, including the Transaction), except as specifically contemplated by, and in accordance with, Section 5.2(c)(iv); provided, further, however, that unless this Agreement is theretofore validly terminated, Parent shall nevertheless submit this Agreement to Parent’s Stockholders for adoption at the Parent Stockholder Meeting.  Parent shall use its reasonable best efforts to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 becomes effective and to obtain Parent Stockholder Approval.  Parent shall otherwise coordinate and cooperate with the Company with respect to the timing of the Parent

Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Parent Stockholder Meeting.  Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders in advance of the vote to be held at the Parent Stockholder Meeting or, if as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting.

(h)         Parent’s Board.  Parent shall take all such action as may be necessary to cause the number of directors comprising Parent’s Board at the Effective Time to be sufficient to permit one director of the Company, who, as of the date of this Agreement, is a director of the Company and who shall be chosen by Parent in its sole discretion prior to the Effective Time, to serve as a director of Parent; provided, however, that such candidate shall be considered, qualified and approved in accordance with the current procedures of Parent’s nominating committee or other applicable governing standards of Parent’s Board, and such process shall be completed by Parent prior to the Effective Time.

(i)           Financing.  Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions applicable to Parent in such definitive agreements, (iii) to comply with its obligations under the Financing Commitments and (iv) to enforce its rights under the Financing Commitments.  Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments.  Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing (other than immaterial reductions), amends the conditions to the drawdown of the Financing in an adverse manner or is adverse to the interests of the Company in any other respect.  In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall immediately notify the Company and Parent and Merger Sub shall use their respective reasonable best efforts to arrange any such portion from alternative sources.

(j)           Third-Party Standstill Agreements.  During the period from the date of this Agreement until the earlier of the Effective Time and the Termination Date:  (i) Parent shall not (and shall not agree to, and shall not permit any of its subsidiaries to or to agree to) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving the Company or its subsidiaries and confidentiality agreements pertaining solely to ordinary course commercial matters); and (ii) Parent shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such confidentiality or standstill agreements and enforcing specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

5.3.        Covenants of the Company.

(a)          Conduct of the Company’s Operations.  From the date of this Agreement until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by Applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or permitted by this Agreement or (iv) as set forth on Section 5.3(a) of the Company Disclosure Schedule, the Company shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and the Company shall and shall cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present key officers and key employees.  Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as contemplated by this Agreement or as set forth on Section 5.3(a) of the Company Disclosure Schedule, from the date of this Agreement until the earlier of the Effective Time or the Termination Date, the Company shall not:

(i)         do or effect any of the following actions with respect to its securities or the securities of its subsidiaries:  (A) adjust, split, combine or reclassify the Company’s capital stock or that of its subsidiaries, (B) except for dividends or distributions among the Company and its direct or indirect wholly owned subsidiaries or among the Company’s direct or indirect wholly owned subsidiaries, make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of the Company’s capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of the Company’s capital stock or that of its subsidiaries, (C) grant any Person any right or option to acquire any shares of the Company’s capital stock or that of its subsidiaries or any other equity-based compensation award based on shares of the Company’s capital stock or that of its subsidiaries, other than the grant of up to an aggregate of 25,000 Company Options and the grant of up to an aggregate of 10,000 Restricted Shares in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule, including customary new hire and promotion grants, (D) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of the Company’s capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of the Company’s capital stock or such securities or the capital stock or such securities of its subsidiaries, other than (i) as contemplated by clause (C), (ii) issuances of shares of Company Common Stock in the ordinary course of business pursuant to employee stock purchase plans in existence on the date of the Agreement, (iii) issuances of shares of Company Common Stock in respect of any exercise of Company Options and settlement of any other stock-based award of the Company outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.3(a) and (iv) the sale of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company’s capital stock or that of its subsidiaries;

(ii)       except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its subsidiaries and including transfers of project equipment) (collectively, “Company Transfers”), other than (A) Company Transfers in the ordinary course of business consistent with past practice, and (B) Company Transfers of property and/or assets at not less than fair market value for consideration not greater than $10,000,000 individually and $20,000,000 in the aggregate;

(iii)      make or propose any material changes in the Company’s Certificate or the Company’s Bylaws or the organizational documents of any subsidiary;

(iv)     merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(v)      except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries and except in the ordinary course of business consistent with past practice, acquire assets or capital stock of any other Person, other than acquisitions at or below fair market value for consideration not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(vi)     incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice and except for (u) any performance guarantees by the Company of the obligations of the Company’s subsidiaries or joint ventures, (v) any indebtedness for borrowed money among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (w) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, (x) guarantees by the Company of indebtedness for borrowed money of subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.3(a)(vi), (y) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (z) indebtedness for borrowed money in excess of $25,000,000 individually or $50,000,000 in the aggregate principal amount outstanding at any time incurred by the Company or any of its subsidiaries other than in accordance with clauses (v) through (y), inclusive;

(vii)    except for transactions in the ordinary course of business consistent with past practice, among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, create any subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries;

(viii)   (A) establish, or increase compensation or benefits provided under, any stay bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy, or agreement or arrangement, except (1) for increases to base salary at times, in amounts and otherwise in the ordinary course of business consistent with past practices for employees of the Company and its subsidiaries who are not officers of the Company, (2) severance agreements entered into in the ordinary course of business in connection with terminations of employment with employees of the Company and its subsidiaries who are not executive officers of the Company and (3) the issuance of up to 75,000 Performance Units in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule, including customary new hire and promotion grants, (B) otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits (including equity awards) provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any of its subsidiaries, or otherwise pay any amounts not required to be paid to such individual, (C) (1) enter into any new or amend any existing employment or consulting agreement with any executive officer or director of the Company or (2) enter into any new or amend any existing employment or consulting agreement with any director, officer, employee, consultant or service provider of the Company or any of its subsidiaries or hire or retain the services of any such director, officer, employee, consultant or service provider if the compensation (base and bonus) of such newly hired or retained Person shall exceed $375,000 per year in the case of any director, officer, employee or service provider or $500,000 per year in the case of any consultant, (D) establish, adopt, amend or enter into any collective bargaining agreement, (E) provide any funding for any rabbi trust or similar arrangement or (F) except as may be required by GAAP, materially change any actuarial assumptions with respect to any Company pension plan, except in the case of each of clauses (A), (B), (D), and (E) as may be required to comply with Applicable Law, any Company Benefit Plans or Company Foreign Plans or existing contractual arrangements; provided that the Company may amend its broad-based severance plans to provide that in the event the Company terminates the employment of any Company Employee on or before the first anniversary of the Effective Time because the Company Employee’s position has been eliminated as a result of the Transaction, the Company Employee shall be paid a severance benefit equal to the greater of (1) two weeks of base salary for each year of service, up to a maximum of fifty-two weeks of base salary and (2) six months’ base salary and target short-term incentive, with each of the amounts in (1) and (2) reduced by the amount of any severance benefits or payments in lieu of notice required to be paid to the Company Employee pursuant to any Applicable Law, and conditioned upon the Company Employee’s delivery and non-revocation of a general release of the Company;

(ix)      enter into, adopt or amend in any manner which would increase costs or benefits thereunder, any Company Benefit Plan or Company Foreign Plan (or any new arrangement that would constitute a Company Benefit Plan or Company Foreign Plan), except as shall be required by Applicable Laws or existing contractual arrangements;

(x)       take any action outside of the ordinary course of business consistent with past practice that could give rise to severance benefits as a result of consummation of any of the Transactions payable to (A) any material group of employees or (B) any officer, director or employee of the Company or any of its subsidiaries that earns in excess of $375,000 per year; provided, however, that this clause (x) shall not limit the Company’s right to pay severance in accordance with Company Benefit Plans and Company Foreign Plans; provided, further, however, that nothing contained in this clause (x) shall permit the Company to amend any Company Benefit Plan or Company Foreign Plan to increase severance payments payable thereunder, except as otherwise permitted pursuant to the terms of this Agreement;

(xi)      change any method or principle of financial accounting, except to the extent required by Applicable Law, Commission rule or policy, or by GAAP as advised by the Company’s regular independent accountants;

(xii)     except as in the ordinary course consistent with past practice, enter into any new noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company or its subsidiaries, or, after the Effective Time, Parent or its subsidiaries;

(xiii)    settle or compromise any material Actions (for the absence of doubt, other than Actions relating to Taxes), whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims in an amount greater than $25,000,000 individually or $50,000,000 in the aggregate;

(xiv)    (A) enter into any fixed-price contract expected to generate revenues in excess of $50,000,000 over the life of the contract or (B) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Company Material Contract or any contract listed on Section 4.23(a) or (b) of the Company Disclosure Schedule;

(xv)     renew, enter into, amend or waive any material right under any contract with or loan to any affiliate of the Company (other than its direct or indirect wholly owned subsidiaries);

(xvi)    incur or commit to any corporate capital expenditures in excess of $10,000,000 individually or $20,000,000 in the aggregate;

(xvii)   take any action that would reasonably be expected to result in any representation or warranty of the Company set forth in Article IV becoming not true;

(xviii)  except, in each case, as would not result in an increase of  $25,000,000 individually or $50,000,000 in the aggregate of Taxes of the Company (plus any amount reserved therefor) make, revoke or amend any Tax election (except as is in the ordinary course of business or consistent with past practice), enter into any closing agreement, settle or compromise any claim or assessment with respect to Taxes, file an amended Tax return, surrender a claim for a refund of Taxes or (except as is in the ordinary course of business or consistent with past practice) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xix)    take, or knowingly omit to take, any action (including but not limited to any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties hereto to perform its covenants and agreements under this Agreement or otherwise prohibit or materially delay consummation of the Transaction or other transactions contemplated by this Agreement;

(xx)     permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that for purposes of clauses (ii), (v), (vi) and (xvi) of this Section 5.3(a), the aggregate dollar thresholds referred to therein shall be aggregate thresholds for conduct by the Company and its subsidiaries taken as a whole); or

(xxi)    agree in writing or otherwise to take any of the foregoing actions.

(b)           The Company Stockholder Meeting; The Company’s Board Recommendation.  The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Stockholder Meeting, and the Company’s Board shall make the Company Board Recommendation.  Subject to this Section 5.3(b), the Company Board Recommendation shall be included in the Joint Proxy Statement/Prospectus and the Company’s Board shall take all lawful action to solicit the approval of this Agreement and the First Merger by the Company’s Stockholders.  In the event that subsequent to the date of this Agreement, the Company’s Board determines in good faith after consultation with outside counsel that failing to do so could reasonably be expected to constitute a breach of the Company Board’s  fiduciary duties under Applicable Law, the Company’s Board may withdraw, modify or qualify the Company Board Recommendation (“Company Change of Recommendation”); provided, however, that the Company’s Board may not recommend any Company Acquisition Proposal (other than this Agreement and the transactions contemplated hereby, including the Transaction), except as specifically contemplated by, and in accordance with, Section 5.3(c)(iv); provided, further, however, that unless this Agreement is theretofore validly terminated, the Company shall nevertheless submit this Agreement to the Company’s Stockholders for adoption at the Company Stockholder Meeting.  The Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 becomes effective and to obtain the Company Stockholder Approval.  The Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders in advance of the vote to be held at the Company Stockholder Meeting or, if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

(c)           Company Acquisition Proposals.

(i)        Subject to Sections 5.3(c)(ii) through 5.3(c)(vi), the Company agrees that neither it nor any of its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries’ Representatives retained by it or any of its subsidiaries) not to, directly or indirectly, (A) initiate, solicit or knowingly encourage any inquiries with respect to, or the making of, a Company Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to any Person relating to a Company Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Company Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Company Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Company Acquisition Proposal.

(ii)       Nothing contained in this Agreement shall prevent the Company or the Company’s Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by the Company’s Board or the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Company’s Stockholders, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.4(c).

(iii)      Notwithstanding the limitations set forth in Section 5.3(c)(i), until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, if the Company receives a Company Acquisition Proposal which (A) constitutes a Company Superior Proposal, or (B) which the Board of the Company determines in good faith could reasonably be expected to result in a Company Superior Proposal, the Company may take the following actions:  (x) furnish nonpublic information to the third party making such Company Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality provisions no less favorable to the Company than the letter agreement, dated as of February 14, 2007, between the Company and Parent and the letter agreement, dated as of April 13, 2007, between the Company and Parent and (y) engage in discussions or negotiations with the third party with respect to the Company Acquisition Proposal.

(iv)     Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company’s Board from, at any time prior to, but not after, the time this Agreement is adopted by the Company’s Stockholders at the Company Stockholder Meeting, recommending such an unsolicited bona fide written Company Acquisition Proposal to the Company’s Stockholders, if and only to the extent that, (A) the Board of the Company determines in good faith, after consultation with its outside legal counsel, that failing to do so could reasonably be expected to constitute a breach of the Board of the Company’s fiduciary duties under Applicable Law; and (B) the Company’s Board determines in good faith that such Company Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Company Superior Proposal Notice) constitutes a Company Superior Proposal and Parent shall have received written notice (the “Company Superior Proposal Notice”) of the Company’s intention to take such action at least four (4) business days prior to the taking of such action by the Company and has complied with its other obligations under this Section 5.3(c)(iv); provided, however, that the Company’s Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Parent after its receipt of the Company Superior Proposal Notice that such Company Acquisition Proposal constitutes a Company Superior Proposal.  If there is a Company Change of Recommendation as a result of a Company Acquisition Proposal that is a Company Superior Proposal and the Company’s Board recommends such an unsolicited bona fide written Company Acquisition Proposal pursuant to this clause (iv), the Company shall be entitled to terminate this Agreement pursuant to Section 7.3(b).

(v)      The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Company Acquisition Proposal.  The Company agrees that it will take the necessary steps to promptly inform the officers, directors, employees and Representatives of the Company and its subsidiaries of the obligations undertaken in this Section 5.3(c).

(vi)     From and after the date of this Agreement, the Company shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to a Company Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to Parent written notice of any such inquiry, proposal or offer within forty-eight (48) hours of such event and copies of any written or electronic correspondence to or from any Person making a Company Acquisition Proposal.  The Company shall keep Parent informed orally on a current basis of the status of any Company Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to Parent written notice of any such developments (including copies of any written proposals or requests for information) within forty-eight (48) hours.  The Company also agrees to provide any information to Parent (not previously provided to Parent) that it is providing to another Person pursuant to this Section 5.3(c)(vi) at substantially the same time it provides such information to such other Person.

(vii)    For purposes of this Agreement:

(A)          “Company Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in the Company, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of the Company and its subsidiaries taken as a whole (including stock of the subsidiaries of the Company), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization.
(B)          “Company Superior Proposal” means a bona fide written Company Acquisition Proposal (except that references in the definition of “Company Acquisition Proposal” to 15% shall be replaced by 50%) made by any Person other than a party hereto that is on terms that the Board of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of the Company considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, taking into account any change in the transaction proposed by Parent.

(d)           Financing.  The Company agrees to provide, and will use reasonable best efforts to cause its subsidiaries and Representatives (including legal and accounting) to provide such cooperation reasonably requested by Parent and Merger Sub in connection with the Financing or any alternative financing, including using commercially reasonable efforts to (i) cause (x) upon reasonable advance notice by Parent, appropriate officers and employees of the Company to be available on a customary basis for meetings, including management presentations and “road show” appearances, and the preparation of disclosure documents in connection with any such financing and (y) its independent accountants and counsel to provide assistance to Parent and Merger Sub for fees consistent with the Company’s existing arrangements with such accountants and counsel, (ii) provide all information reasonably necessary for the completion of a successful syndication, including any updated projections for the Company and its subsidiaries to the extent updated projections are from time to time reasonably requested by the joint-lead arrangers prior to the completion of a successful syndication, (iii) provide reasonable assistance in the preparation of a confidential information memorandum to be used in connection with the syndication of the Financing, (iv) provide all information reasonably necessary to obtain ratings from the rating agencies and (v) use commercially reasonable efforts to ensure that the syndication of the Financing benefits materially from the Company’s existing lending and investment banking relationships.

(e)           Third-Party Standstill Agreements.  During the period from the date of this Agreement until the earlier of the Effective Time and the Termination Date:  (i) the Company shall not (and shall not agree to, and shall not permit any of its subsidiaries to or to agree to) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving Parent or its subsidiaries and confidentiality agreements pertaining solely to ordinary course commercial matters); and (ii) the Company shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such confidentiality or standstill agreements and enforcing specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE VI

CONDITIONS TO THE FIRST MERGER

6.1.     Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the First Merger shall be subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

(a)           The Company Stockholder Approval shall have been obtained in accordance with Applicable Law, the Company’s Certificate and the Company’s Bylaws.

(b)           The Parent Stockholder Approval shall have been obtained in accordance with Applicable Law, the rules and regulations of the NYSE, Parent’s Certificate and Parent’s Bylaws.

(c)           Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(d)           No judgment, temporary restraining order, preliminary or permanent injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Transaction shall have been entered and shall continue to be in effect.

(e)           The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending or threatened before the Commission.

(f)            The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.2.     Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the First Merger shall also be subject to the satisfaction or waiver of the following conditions by Parent at or prior to the Closing:

(a)           (i) The representations and warranties of the Company set forth in Article IV (other than Sections 4.12(b) and 4.4(a))  which are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in Article IV (other than Sections 4.12(b) and 4.4(a)) which are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on the Company, (iii) the representations and warranties set forth in Section 4.4(a) shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates, other than with respect to any issuances permitted pursuant to this Agreement, and (iv) the representation set forth in Section 4.12(b) shall be true and correct in all respects on the Closing Date as if made on and as of such date; provided, however, that, with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b)           The Company shall have performed and complied with all of its covenants hereunder to be performed or complied with by it prior to the Effective Time in all material respects through the Closing.

(c)           The Company shall have delivered to Parent a certificate duly executed by the Company’s chief executive officer and chief financial officer on behalf of the Company to the effect that each of the conditions specified above in Sections 6.2(a) and 6.2(b) is satisfied in all respects.

(d)           Parent shall have received from Latham & Watkins LLP, counsel to Parent, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Transaction will constitute a “reorganization” within the meaning of

Section 368(a) of the Code.  In rendering such opinion, counsel to Parent shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.1(l).

6.3.     Conditions to Obligation of the Company.  The obligation of the Company to consummate the First Merger shall also be subject to the satisfaction or waiver of the following conditions by the Company at or prior to the Closing:

(a)           (i) The representations and warranties of Parent and Merger Sub set forth in Article III (other than Sections 3.12(b) and 3.3) which are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in Article III (other than Sections 3.12(b) and 3.3) which are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on Parent, (iii) the representations and warranties set forth in Section 3.3 shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates, other than with respect to any issuances permitted pursuant to this Agreement, and (iv) the representation set forth in Section 3.12(b) shall be true and correct in all respects on the Closing Date as if made on and as of such date; provided, however, that, with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b)           Parent and Merger Sub shall have performed and complied with all of their respective covenants hereunder to be performed or complied with by it prior to the Effective Time in all material respects through the Closing.

(c)           Parent shall have delivered to the Company a certificate executed by Parent’s chief executive officer and chief financial officer on behalf of Parent to the effect that each of the conditions specified above in Sections 6.3(a) and 6.3(b) is satisfied in all respects.

(d)           The Company shall have received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.1(l) of this Agreement.

6.4.     Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the First Merger or for terminating this Agreement and abandoning the First Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the First Merger and the other transactions contemplated hereby, as required by and subject to Section 5.1(a).

ARTICLE VII

TERMINATION; FEES AND EXPENSES

7.1.     Termination by Mutual Consent.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company’s Stockholders referred to in Section 6.1(a), by mutual written consent of the Company and Parent by action of their respective Boards.  The date that a termination of this Agreement shall be effective is referred to as the “Termination Date”.

7.2.     Termination by Either Parent or the Company.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time by action of the Board of either Parent or the Company if (a) the First Merger shall not have been consummated by the date that is seven months following the date of this Agreement (or if the second provisio in this Section 7.2(a) shall apply, the Extended End Date) (the latest such date, the “End Date”), whether such date is before or after the date of the adoption and approval of this Agreement and the First Merger by the Company’s Stockholders; provided, however, that, if, as of the End Date, all conditions set forth in Sections 6.1, 6.2 and 6.3 shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the condition set forth in Section 6.1(c), then the Company or Parent may extend the End Date until the date that is 12 months following the date of this Agreement (the “Extended End Date”), by providing written notice to the other party or before the End Date; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the First Merger to be consummated by the End Date or the Extended End Date, (b) the Company Stockholder Approval required by Section 6.1(a) shall not have been obtained at the Company Stockholder Meeting (after giving effect to all adjournments or postponements thereof), (c) the Parent Stockholder Approval required by Section 6.1(b) shall not have been obtained at the Parent Stockholder Meeting (after giving effect to all adjournments or postponements thereof) or (d) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transaction and such order, decree or ruling or other action shall have become final and nonappealable, whether before or after the adoption and approval of this Agreement by the Company’s Stockholders referred to in Section 6.1(a) (provided, that the party seeking to terminate this Agreement pursuant to this Section 7.2(d) shall have used its  reasonable best efforts to remove such injunction, restraint or other action in compliance with Section 5.1(a)).

7.3.     Termination by the Company.

(a)           This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholder Approval referred to in Section 6.1(a), by action of the Company’s Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or Second Merger Sub in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, in each case such that the conditions set forth in Sections 6.1 and 6.3 would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from the Company of such breach or failure.

(b)           This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Company Stockholder Meeting by action of the Company’s Board if, prior to the Company Stockholder Meeting, the Company receives an unsolicited bona fide written Company Acquisition Proposal (other than this Agreement, the First Merger and the Second Merger) in compliance with Section 5.3(c) that is a Company Superior Proposal and the Company has complied with its obligations set forth in Section 5.3(c)(iv).

(c)           This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time by action of the Company’s Board, if, prior to the Parent Stockholder Meeting, Parent’s Board shall have withdrawn, qualified or modified its approval of this Agreement or the Parent Board Recommendation in each case in a manner adverse to the Company or approved or recommended any Parent Acquisition Proposal (other than this Agreement, the First Merger and the Second Merger).

(d)           This Agreement may be terminated and the Transaction may be abandoned at any time by action of the Company’s Board if Parent does not effect the Closing within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied and all such conditions have in fact been satisfied (or, upon an immediate Closing, would be satisfied as of such Closing).

7.4.     Termination by Parent.

(a)           This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval referred to in Section 6.1(a), by action of Parent’s Board if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, in each case such that the conditions set forth in Section 6.1 or 6.2 would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Parent of such breach or failure.

(b)           This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Parent Stockholder Meeting by action of Parent’s Board if, prior to the Parent Stockholder Meeting, Parent receives an unsolicited bona fide written Parent Acquisition Proposal (other than this Agreement, the First Merger and the Second Merger) in compliance with Section 5.2(c) that is a Parent Superior Proposal and Parent has complied with its obligations set forth in Section 5.2(c)(iv).

(c)           This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time by action of Parent’s Board, if, prior to the

Company Stockholder Meeting, the Company’s Board shall have withdrawn, qualified or modified its approval of this Agreement or the Company Board Recommendation in each case in a manner adverse to Parent or approved or recommended any Company Acquisition Proposal (other than this Agreement, the First Merger and the Second Merger).

7.5.     Effect of Termination and Abandonment.  In the event of a termination of this Agreement and the abandonment of the Transaction pursuant to this Article VII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), other than the Confidentiality Agreement, the provisions of this Section 7.5, Section 7.6 and Article VIII; provided, however, that, except as otherwise provided in this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

7.6.     Fees and Expenses.

(a)           In the event that:

(i)    (A) Parent or the Company shall have terminated this Agreement pursuant to Section 7.2(b), (B) on or prior to the Company Stockholder Meeting any Person (other than Parent) shall have publicly proposed or publicly disclosed prior to (or publicly disclosed its intention to make) and not publicly withdrawn a Company Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of Company Acquisition Proposal, a “Covered Company Proposal”) at the time of the Company Stockholder Meeting, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates any Covered Company Proposal, then the Company shall pay to Parent a termination fee in cash of $70,000,000 (the “Termination Fee”).

(ii)   (A) Parent or the Company shall have terminated this Agreement pursuant to Section 7.2(c), (B) on or prior to the Parent Stockholder Meeting any Person (other than the Company) shall have publicly proposed or publicly disclosed prior to (or publicly disclosed its intention to make) and not publicly withdrawn a Parent Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of Parent Acquisition Proposal, a “Covered Parent Proposal”) at the time of the Parent Stockholder Meeting, and (C) within twelve (12) months of such termination of this Agreement, Parent consummates any Covered Parent Proposal, then Parent shall pay to the Company the Termination Fee.

(iii)  The Company or Parent shall have terminated this Agreement pursuant to Section 7.2(a) or 7.2(d) and at the date of termination the government approvals which are the subject of the Closing conditions set forth in Section 6.1(c) has not been received, but the other conditions set forth in Sections 6.1 (other than Sections 6.1(c) and 6.1(d)), 6.2(a) and 6.2(b) have been or are capable of being satisfied as of the date of termination, then Parent shall pay to the Company a termination fee in cash of $50,000,000.

(iv)  The Company shall have terminated this Agreement pursuant to Section 7.3(b) or Parent shall have terminated this Agreement pursuant to Section 7.4(c), then the Company shall pay to Parent the Termination Fee.

(v)   Parent shall have terminated this Agreement pursuant to Section 7.4(b) or the Company shall have terminated this Agreement pursuant to Section 7.3(c), then Parent shall pay to the Company the Termination Fee.

(vi)  Any Termination Fee that becomes payable shall be paid not later than the second business day after the date that the Agreement is terminated, in each case payable by wire transfer of same day funds.  Under no circumstances will more than one Termination Fee be paid under this Section 7.6.

(b)           Parent and the Company acknowledge that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement; accordingly, if a party fails to promptly pay any amount due by such party pursuant to this Section 7.6 (the “Defaulting Party”), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Defaulting Party for the fees set forth in this Section 7.6 or any portion of such fees, the Defaulting Party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(c)           All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except (i) filing fees incurred in connection with Commission and regulatory filings relating to the Transaction and the transactions contemplated by this Agreement all of which shall be borne by Parent and (ii) printing costs related to the Transaction and the actions contemplated by this Agreement, all of which shall be borne equally by Parent and the Company.

ARTICLE VIII

MISCELLANEOUS

8.1.     Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Transaction or the termination of this Agreement.  Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Transaction.

8.2.     Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day) or delivered by a nationally recognized overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a)           if to Parent, Merger Sub or Second Merger Sub:

URS CORPORATION
600 Montgomery Street, 26th Floor  San Francisco, CA  94111
Attention:  General Counsel
Telecopy No.:  (415) 398-4525

with a copy to:

Paul D. Tosetti, Esq.

David M. Hernand, Esq.
Latham & Watkins LLP
633 West Fifth Street
Suite 4000
Los Angeles, CA  90071
Telecopy No.:  (212) 751-4864

(b)           if to the Company:

WASHINGTON GROUP INTERNATIONAL, INC.
720 Park Boulevard, Boise, ID  83712
Attention:  General Counsel
Telecopy No.: (208) 386-5220

with a copy to

David A. Katz, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Telecopy No.:  (212) 403-2000

8.3.     Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  For the purposes of this Agreement, “Material Adverse Effect” with respect to any party hereto means such facts, circumstances, events or changes that are materially adverse to the business or financial condition of the Company or Parent, as the case may be, and its subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting any of the industries in which such party operates generally in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates, in each case to the extent not having a materially disproportionate impact on such party and its subsidiaries, taken as a whole, as compared to other Persons in such industries or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Transaction or any of the other transactions contemplated by this Agreement, (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of Applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (iii) changes in Applicable Law, GAAP or accounting standards, (iv) changes in the market price or trading volume of the Company Common Stock or Parent Common Stock, as the case may be, (v) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or Parent, as the case may be, or its subsidiaries (including, in and of itself, any failure to meet analyst projections) or (vi) the failure, in and of itself, of the Company or Parent, as the case may be, to meet any expected or projected financial or operating performance target publicly announced prior to the date of this Agreement, as well as any change, in and of itself, by the Company or Parent, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date of this Agreement.  For purposes of this Agreement, a “subsidiary,” when used with respect to any party hereto, means any entity of which such party (a) owns 50% or more of the outstanding voting securities or other voting ownership interests which are on the date of this Agreement directly or indirectly owned by such party, or (b) through contract or otherwise possesses power to appoint at least 50% of the directors of such entity (or Persons performing similar functions).  Information disclosed in one Section of the Company Disclosure Schedule shall be integrated into another Section of the Company Disclosure Schedule without the necessity of a cross-reference to the extent its applicability thereto is readily apparent.  References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  As used in this Agreement, “knowledge” means (x) with respect to Parent, the actual knowledge of the executive officers of Parent and (y) with respect to the Company, the actual knowledge of the executive officers of the Company.  As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.  Any statute defined or referred to in this Agreement or in any agreement or instrument referred to in this Agreement shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

8.4.     Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one and the same agreement.  The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

8.5.     Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Joint Defense Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

8.6.     Third-Party Beneficiaries.  Except for the agreement set forth in Section 2.1(a), 2.6, 5.2(b) and 5.2(d)(v) nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

8.7.     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any choice of law or conflicts of law rules of such state (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.8.     Consent to Jurisdiction; Specific Performance; Venue.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware.  The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.  In addition, each of the parties hereto irrevocably agrees that any legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.8, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the Applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(b)           Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

8.9.     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.10.   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.11.   Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of the First Merger by the Company’s Stockholders; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by the Company’s Stockholders without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.12.   Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto or (c) subject to the proviso of

Section 8.11, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights of this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.13.        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, Second Merger Sub and the Company have signed this Agreement as of the date first written above.

URS CORPORATION

By:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks
Title: Vice President and Chief Financial Officer

ELK MERGER CORPORATION

By:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks
Title: President

BEAR MERGER SUB, INC.

By:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks
Title: President

[Signature Page to Merger Agreement]

WASHINGTON GROUP INTERNATIONAL, INC.

By:	/s/ Stephen G. Hanks
Name: Stephen G. Hanks
Title: President and Chief Executive Officer